UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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SEMTECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Semtech Corporation

200 Flynn Road,

Camarillo, California 93012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 16, 2016

To Our Stockholders:

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Semtech Corporation (the “Company”) will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 16, 2016 at 11:00 a.m., Pacific Time. The purposes of the meeting are to:

1.	elect nine directors from the candidates nominated by the Company’s Board of Directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified;
2.	consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2017;
3.	consider an advisory resolution to approve executive compensation; and
4.	transact any other business which may properly come before the 2016 Annual Meeting of Stockholders or any adjournments or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the 2016 Annual Meeting of Stockholders was the close of business on April 22, 2016. Holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or by proxy in order for the meeting to be held.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 16, 2016: Our Proxy Statement is attached. Our financial and other information is contained in our Annual Report to Stockholders for fiscal year 2016. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. You will not receive a printed copy of the proxy materials unless specifically requested. This Proxy Statement and our Annual Report to Stockholders for fiscal year 2016, including our Form 10‑K for the fiscal year ended January 31, 2016, are available at http://investors.semtech.com/ar2016 which does not have “cookies” that identify visitors to the site. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2016 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail using the instructions on the Notice of Internet Availability of Proxy Materials, or your proxy card in order to ensure the presence of a quorum.

Any proxy may be revoked by delivery of a later dated proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

Charles B. Ammann Secretary

May 6, 2016

Camarillo, California

ATTENDING THE 2016 ANNUAL MEETING OF STOCKHOLDERS

For stockholders of record, the Notice of Internet Availability of Proxy Materials is your ticket to the 2016 Annual Meeting of Stockholders. Please present your ticket together with picture identification when you reach the registration area at the 2016 Annual Meeting of Stockholders.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the 2016 Annual Meeting of Stockholders. Please note that you cannot vote your shares at the 2016 Annual Meeting of Stockholders unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 16, 2016

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company,” “we,” “us” or “our”), 200 Flynn Road, Camarillo, California, 93012, furnishes this proxy statement (this “Proxy Statement”) in connection with its solicitation of proxies to be voted at the 2016 Annual Meeting of Stockholders to be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012 on Thursday, June 16, 2016 at 11:00 a.m., Pacific Time, or at any adjournments or postponements thereof (the “Annual Meeting”).

We first made this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card available to stockholders on or about May 6, 2016. The Company’s Annual Report on Form 10‑K for fiscal year 2016 (“Annual Report”), including financial statements for the fiscal year ended January 31, 2016, is being made available to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1	To elect nine directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees are:	For the election of each of the nominees
Mr. Glen M. Antle
Mr. James P. Burra
Mr. Bruce C. Edwards
Mr. Rockell N. Hankin
Ms. Ye Jane Li
Mr. James T. Lindstrom
Mr. Mohan R. Maheswaran
Dr. Carmelo J. Santoro
Ms. Sylvia Summers
2	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2017.	For ratification for fiscal year 2017
3	To adopt an advisory resolution to approve executive compensation.	For the approval of our executive compensation

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “How will voting on any other business be conducted?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials”  (“Notice”) instead of a printed copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our Annual Report and a proxy card or voting instruction form. In addition, the Notice provides instructions on how stockholders may request to receive proxy materials for future annual meetings in printed or email form. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

Who is entitled to vote?

Stockholders as of the close of business on April 22, 2016 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders are not entitled to cumulative voting rights in the election of directors.

Who are the largest principal stockholders?

See “Beneficial Ownership of Securities” elsewhere in this Proxy Statement for a table setting forth each owner of greater than 5% of the Company’s common stock as of April 22, 2016.

What percentages of stock do the directors and officers own?

Together, they own about 2.1% of the Company’s common stock as of April 22, 2016. For information regarding the ownership of our common stock by management, see the section entitled “Beneficial Ownership of Securities” elsewhere in this Proxy Statement.

What does it mean if I get more than one proxy card?

It means that you hold shares registered in more than one account. You must return all proxies to ensure that all of your shares are voted.

How do I vote?

Recordholders: Stockholders may vote using the Internet, by telephone, in person at the Annual Meeting, or by proxy via the proxy card as instructed on the proxy card if you requested and received printed copies of the proxy materials by mail. If you will be returning your vote by use of the proxy card, indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope provided with this Proxy Statement. If you return a signed proxy card but do not indicate your voting preferences, the proxies named in your proxy card will vote FOR all proposals on your behalf as recommended by the Board on those proposals and as the proxy holders may determine in their discretion with respect to any other matters properly presented for vote at the Annual Meeting. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later‑dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting although the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Instructions for voting by using the Internet or by telephone are set forth in the Notice and/or on the proxy card.

If you hold Semtech shares in “street name”: Your broker, bank or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Please note that brokers do not have discretionary authority to vote on the election of directors (Proposal Number 1) or the advisory resolution to approve executive compensation (Proposal Number 3). Consequently, without your voting instructions, your brokerage firm cannot vote your shares with respect to Proposals Number 1 or 3. However, brokers do have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2). Therefore, your broker will be able to vote your shares with respect to Proposal Number 2 even if it does not receive instructions from you, so long as it holds your shares in its name. If you wish to vote in person at the Annual Meeting, please use a copy of your latest account statement showing your investment in our common shares as of the Record Date as your admission ticket for the meeting. Please present your account statement together with picture identification to one of our representatives at the Annual Meeting. Please note that you cannot vote your shares at the Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

How are the votes counted?

A  “broker non‑vote” occurs when a bank, broker or other record holder of the Company’s shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and broker non‑votes will not be counted in determining the outcome of the election of directors (Proposal Number 1) since the election of directors is based on the votes actually cast.

Withheld votes will be considered for purposes of the Company’s “Majority Withheld Vote” policy discussed below. Abstentions will have the same effect as negative votes on the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2) and the advisory resolution to approve executive compensation (Proposal Number 3) because they represent votes that are present, but not cast. Proposal Number 2 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Number 2, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors and, therefore, there will be no broker non‑votes for Proposal Number 2. Although broker non‑votes are considered present for quorum purposes, they are not considered entitled to vote, and so will not be counted in determining the outcome of Proposal Number 3.

What constitutes a quorum?

As of the Record Date, 65,236,682 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and broker non‑votes are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal Number 1. Under the Company’s Bylaws, director nominees will be elected by a plurality of the votes cast in person or by proxy. Thus, for Proposal Number 1, the nine nominees who receive the most votes cast will be elected as directors. Stockholders are not entitled to cumulative voting with respect to the election of directors.

However, as described below, and as set forth in the Company’s Corporate Governance Guidelines, available under the “Investors” section at the Company’s website www.semtech.com, the Company has adopted a majority voting policy (“Majority Withheld Vote”) for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). Withheld votes will be considered for purposes of the Majority Withheld Vote.

Under this policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at an annual or special meeting of the stockholders and entitled to vote will tender a written offer to resign from the Board. Such offer to resign will be tendered within five business days following the certification of the stockholder vote by the inspector of elections.

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the full Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8‑K to be filed with the SEC within four business days of the Board’s determination.

The Board believes that this process enhances accountability to stockholders and responsiveness to stockholders’ votes, while allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of the Company and its stockholders.

Proposals Number 2 and 3. Our Bylaws require that each of the other items to be submitted for a vote of stockholders at the Annual Meeting receive the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting. Notwithstanding the vote required by our Bylaws, please be advised that the ratification of the appointment of the independent registered public accounting firm (Proposal Number 2), and the advisory resolution to approve executive compensation (Proposal Number 3) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

How will voting on any other business be conducted?

Although the Board does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

Who will count the vote?

Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at the Annual Meeting.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means, or in person. Proxies may be solicited by directors, officers and regular, full‑time employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company’s Annual Report?

We will promptly provide, on written or oral request and without charge, a copy of the Company’s Annual Report, including financial statements and financial statement schedules, to any person whose proxy is solicited or any beneficial owner of our common stock. Requests should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498‑2111.

Copies of the Company’s SEC filings are also available under the “Investors” section of the Company’s website at www.semtech.com. Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should similarly contact the Company’s Secretary.

How many copies of the Notice, this Proxy Statement and the Annual Report will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one Notice, and for stockholders of record who have requested and received printed copies of the proxy materials by mail, we are delivering only one Proxy Statement and Annual Report, to multiple security holders sharing the same address. This is commonly referred to as “householding.” We will, however, deliver promptly a separate copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, to a security holder at a shared address to which a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, was delivered, on written or oral request. Requests for copies of the Notice, or this Proxy Statement and the Annual Report, as applicable, or requests to cease householding in the future should be directed to Semtech Corporation, Attn: Secretary, 200 Flynn Road, Camarillo, California 93012, telephone (805) 498‑2111. If you share an address with another stockholder and wish to receive a single copy of the Notice, or this Proxy Statement and the Annual Report, as applicable, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker‑dealer or other similar organization to request information about householding.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting in a Current Report on Form 8‑K to be filed with the SEC and which we will make available on our website at www.semtech.com under “Investors.”

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for informational purposes only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with the SEC. We make available free of charge, either by direct access on our website or a link to the SEC’s website, our annual reports on Form 10‑K, quarterly reports on Form 10‑Q, current reports on Form 8‑K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

ELECTION OF DIRECTORS

(Proposal Number 1)

Nine directors are to be elected at the Annual Meeting, each to serve until the following annual meeting of stockholders or until a successor is elected and qualified. As previously announced, John L. Piotrowski had notified the Board on August 12, 2015 that he will not stand for re‑election at the Annual Meeting. Ms. Ye Jane Li joined the Board on February 25, 2016. The Board has voted to reduce its size from ten to nine directors effective immediately before the Annual Meeting. With the exception of our newest Board Member, Ms. Li, all of the nominees were elected to their present terms of office by the stockholders. All of the nominees have consented to be named as nominees, and have indicated their intent to serve if elected. Unless a stockholder directs otherwise in its proxy card, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxies named in the proxy card will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

Name, Age as of April 22, 2016, and Positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Rockell N. Hankin Age 69 Director since 1988, Chairman of the Board since 2006 Nominating & Governance Committee Chair

Private investor from January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005. Chairman of the Board of the Kavli Foundation.

Mr. Hankin has spoken on corporate governance issues including at the Duke Capital Markets Director’s Education Institute, UCLA’s Director Certification Program, the University of Maryland Directors’ Institute and various other corporate governance programs.

Qualifications: Mr. Hankin’s qualifications to serve as a member of the Board include his 27 years of experience as Director of the Company which we believe provides our Board with specific expertise and insight into our business, his experience as a former chairman or a former director of other public and private companies and his advisory and corporate governance expertise.

James P. Burra
Age 73
Director since 1991, Vice Chairman of the Board since 2007
Audit Committee (since February 25, 2016

Compensation Committee (June 2015-February 2016)
Nominating and Governance Committee

Chief Executive Officer and majority owner of Endural, LLC, a private company and manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of predecessors since 1989. Mr. Burra previously served as Chief Financial Officer of Intercole, Inc., a public multi‑industry industrial products company and as a senior audit manager with Arthur Andersen & Co.

Former director of Earl Scheib, Inc. from 2007 to 2010, a former public company and operator of retail automobile paint and body shops. Former director of Hoover Group, Inc., former parent company of Endural LLC, from 1998 to 2006.

Qualifications: Mr. Burra’s qualifications to serve as a member of the Board include his 24 years of experience as Director of the Company, his senior executive management experience as a Chief Financial Officer as well as Chief Executive Officer, his experience in public company finance and accounting, and his experience as a director of other public companies.

Glen M. Antle Age 77 Director since 2002 Compensation Committee

Retired executive. Acting Chief Executive Officer of Trident Microsystems, Inc., a former public company, from November 2006 to October 2007. Trident Microsystems is a semiconductor and related electronic components manufacturer. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co‑founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chief Executive Officer and Chairman of its Board of Directors from 1982 to 1988.

Director of Trident Microsystems, Inc. from 1992 to February 2010 and Chairman of the Board of Directors of Trident Microsystems, Inc. from November 2006 to November 2009.

Qualifications: Mr. Antle’s qualifications to serve as a member of the Board include his management experience with technology companies and his executive experience as a Chief Executive Officer, as well as his experience as a director and a Chairman of a former publicly‑traded semiconductor company which we believe provides our Board with a valuable perspective and understanding of our business.

Bruce C. Edwards Age 62 Director since 2006 Compensation Committee Chair

Chief Executive Officer of Palagon Partners, LLC, a business advisory group, since November 2007. Executive Chairman of Powerwave Technologies, Inc. (“Powerwave”), a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, from February 2005 through November 2007. Chief Executive Officer of Powerwave from February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc., a personal computer company, AMDAX Corporation, a manufacturer of radio frequency modems, and public accounting firm Arthur Andersen and Co.

Director of Lantronix, Inc., a public company and global supplier of smart M2M connectivity solutions since November 2012. Also a director of Xirrus Corporation, a privately held company and provider of high performance wireless networks since July 2010. Chairman of the Board of Emulex Corporation, a public company and global provider of advanced storage networking infrastructure solutions from February 2014 until May 2015 and director since May 2000. In May 2015 Emulex was acquired by Avago Technologies.

Qualifications: Mr. Edward’s qualifications to serve as a member of the Board include senior executive management, accounting and financial experience at publicly‑traded technology companies which we believe provides our Board with valuable executive‑level insights and his experience as a director of other public and private companies.

Ye Jane Li Age 48 Director since February 25, 2016 Compensation Committee

Strategic Advisor, Diversis Capital, LLC, a private equity firm that invests in middle-market companies, since 2013. Chief Operating Officer, Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises from 2012 to 2015. Previously, General Manager at Huawei Symantec USA, Inc. from 2010 to 2012. Consultant in 2009 to The Gores Group, a private equity firm focusing on the technology sector. Executive Vice President and General Manager at Fujitsu Compound Semiconductor Inc. and its Joint Venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc., from 2004 to 2009. Prior to 2004, held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.

Director of Women in Cable TV and Telecommunications from 1998 to 2001, a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.

Qualifications: Ms. Li’s qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies from telecommunication components and systems, to semiconductor to IT and datacenters representing a variety of market segments Semtech serves. Her background and experience also provides the board with invaluable insights into Asian markets, which are important strategic markets for us.

James T. Lindstrom Age 70 Director since 2002 Audit Committee Chair

Chief Operating Officer of Kilopass Technology, Inc., a semiconductor intellectual property company. Former Chief Financial Officer of Kilopass from January 2012 through November 2013. Chief Financial Officer of eSilicon Corporation from March 2005 to February 2011. eSilicon Corporation provides ASIC design, productization and manufacturing services to the semiconductor industry. Previously held executive financial positions at Trident Microsystems, Inc., ECAD, Inc., now Cadence Design Systems, C‑Cube Microsystems, Inc., FormFactor, Inc., Silicon Perspective Corporation and Fairchild Camera and Instrument Corporation.

Director of Lexra, Inc., a private company and provider of semiconductor intellectual property cores, from 1999 until company dissolution in December 2009.

Qualifications: Mr. Lindstrom’s qualifications to serve as a member of the Board include his senior financial executive experience at public and private companies in the semiconductor industry and his experience as a director of a company in the semiconductor industry, which we believe provides our Board with a deep understanding of our industry and business.

Mohan R. Maheswaran Age 52 Director since 2006

President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy; by Allayer Communications, a communications integrated circuit startup acquired by Broadcom Corporation; and by IBM Microelectronics, Texas Instruments Incorporated, Hewlett‑Packard Company and Nortel Communications.

Qualifications: Mr. Maheswaran’s qualifications to serve as a member of the Board include his years of senior executive, management, and development experience at analog semiconductor companies. Mr. Maheswaran’s current position as our President and Chief Executive Officer also brings to the Board knowledge of the day‑to‑day operations of the Company, which provides invaluable insight to our Board as it reviews the Company’s strategic and financial plans.

Carmelo J. Santoro Age 74 Director since 2013 Compensation Committee

Retired, independent business consultant with Santoro Technology Associates, which provides general management, strategic planning, marketing and operations services for the computer hardware and software, semiconductor, disk drive, networking, technology services, biotechnology and financial services industries since 2003. Retired from Attensity Inc. in 2003 where he served as President and CEO since 2000. Previously held Chief Executive Officer and Chairman positions with Platinum Software Corporation and Silicon Systems, Inc. Dr. Santoro held other senior positions at RCA Corporation, American Microsystems Incorporated, and Motorola, Inc.

Director of NextTalk Inc., a private company that provides online communications solutions for the deaf since 2005, and McCain, Inc., a private company that specializes in delivering traffic system supplies and high technology traffic control systems since 2008. Has been a director of more than 28 public and private companies over the past 30 years.

Qualifications: Dr. Santoro’s qualifications to serve as a member of the Board include his senior executive management experience in technology‑related industries, and his experience as a director of private companies and multiple public companies, which we believe provides our Board with valuable board‑level experience.

Sylvia Summers Age 63 Director since 2013 Audit Committee Nominating and Governance Committee

Chief Executive Officer, President and Director of Trident Microsystems, Inc., a company that delivers integrated circuits to the digital TV and set top box markets, from 2007 through 2011. Previously Executive Vice President and General Manager at Spansion Ltd. from 2003 to 2007 and Group Vice President at Cisco Systems, Inc. from 2001 to 2002.

Director of Alcatel-Lucent since May 2015. Director of Headwaters, Inc. since January 2013, a public company providing products, technology and services to the heavy construction materials, light buildup product and energy industry. Previously served as a director of public companies, including JNI Corporation from 2001 to 2003, Riverstone Networks from 2002 to 2006 and Gadzoox Networks, Inc. from 2001 to 2003 where she served on the audit and compensation committees.

Qualifications: Ms. Summers’ qualifications to serve as a member of the Board include her senior executive level experience in technology‑related industries and experience as a director of several public companies, which we believe provides our Board with valuable executive‑level insights and board‑level experience.

CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Core Values and Code of Conduct (“Code of Conduct”) that applies to our directors and employees of the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company’s written “code of conduct” within the meaning of the Nasdaq Marketplace Rules applicable to companies whose stock is listed for trading on the NASDAQ Stock Market LLC (“NASDAQ”) and which constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes‑Oxley Act of 2002, expresses the Company’s commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that all current directors, other than Mr. Maheswaran, are independent under applicable NASDAQ rules and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer and Chairman of the Board are separate positions under the Board’s current leadership structure. The Chief Executive Officer establishes the corporate direction and strategy, and is responsible for the day‑to‑day leadership of the Company. The Chief Executive Officer is subject to certain Board‑established grants of authority and a Board Review Policy, under which the Board reserves for its action certain material, key strategic, or related matters, and notes matters of Company action on which the Board is to be kept informed. The Chairman of the Board provides guidance to the Chief Executive Officer, presides over the meetings of the stockholders and directors, and guides the Board in fulfilling its obligations. The Chairman of the Board and the Chief Executive Officer hold meetings on a regular basis to discuss both near term and longer range strategic matters. The Chairman of the Board and the Chief Executive Officer collaborate on the preparation of the agenda for each regular Board meeting to set matters to be presented to the Board for its information, attention and action as necessary. Following each meeting of the Board after the independent directors have met in executive session per the Board’s standard practice, the Chairman of the Board meets with the Chief Executive Officer to provide feedback on matters raised during the meeting of the Board, and on matters considered for further action or follow‑up. On behalf of the Board, the Chairman of the Board also provides one‑on‑one performance feedback to the Chief Executive Officer. The Board feels this structure facilitates efficient management oversight and enables the Board to effectively meet its governance duties.

Majority Voting and Director Resignation

The Company has adopted a majority voting policy for uncontested elections of the Board (elections where the only nominees are those recommended by the Board). In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election by stockholders present in person or by proxy at the annual or special meeting of the stockholders and entitled to vote in the election of directors, will tender a written offer to resign from the Board within five business days following the certification of the stockholder vote by the inspector of elections.

The Company’s Nominating and Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept it.

To the extent that a director’s resignation is accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following the certification of the stockholder vote by the inspector of elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote, or rejection of the resignation offer. Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8‑K to be filed with the SEC within four business days of the Board’s determination.

The Board’s Role in Risk Oversight and Management

The Board actively oversees risk management of the Company. The Audit Committee serves as the focal point at the Board level for overseeing the Company’s overall risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

During our fiscal year 2016, the Company continued with enterprise risk assessment evaluations conducted with Audit Committee oversight and participation. The enterprise risk assessment reviews and work performed during fiscal year 2016 were based on the framework and methodologies first used for risk assessment purposes in an initial enterprise risk assessment conducted in fiscal year 2010. The results of the fiscal year 2016 enterprise risk assessment update were reported first to the Audit Committee, and subsequently to the Board for evaluation, identification of matters for additional attention, and overall risk management. The Audit Committee continues to oversee and ensure fulfillment of management initiatives instituted to address risks identified in the enterprise risk assessment process.

Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. After receiving a report from a committee, the Board provides guidance as it deems necessary.

Specific Company management functions are responsible for day‑to‑day risk management. Our accounting, finance, legal, and internal audit areas serve as the primary monitoring and testing functions for company‑wide policies and procedures, and manage the day‑to‑day oversight of the risk management strategy for the ongoing business of the

Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

The Board believes that its grants of authority to the Chief Executive Officer and under the Board Review Policy for the Chief Executive Officer as noted above in “Board Leadership Structure” serve to oversee and manage risks by ensuring that the Board is kept well informed on material matters, and is the ultimate approving authority for selected matters. The Board also receives regular reports from the Chief Executive Officer reporting on areas involving operational, human resources, legal, compliance, financial and strategic risks, as well as reports from senior officers of the Company on selected matters as requested from time to time by the Board as part of its recurring meeting process. The Board receives such reports from the Chief Executive Officer and senior executives to enable the Board to understand the identification, management and mitigation strategies for the reported risks.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Policy on Hedging and Pledging

The Company recognizes that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. The Company has adopted stock ownership guidelines (as described below in the section titled “Compensation Discussion and Analysis”) that, among other things, are intended to align the interests of stockholders, and the Company’s directors and officers. In keeping with the intent of the stock ownership guidelines, as well as for the purpose of clearly outlining the Company’s position on acceptable trading activity, the Company has incorporated prohibitions on various hedging activities within its stock trading guidelines, which guidelines apply to directors, officers and employees. The guidelines prohibit all short sales of Company stock and any trading in derivatives (such as put and call options) that relate to Company securities. The guidelines also prohibit pledging any Company stock or equity awards as collateral for any margin account, or other form of credit arrangement.

Risk Assessment of Compensation Programs

In compliance with SEC disclosure requirements, we have evaluated our compensation policies and practices to determine if any of our programs create risks that are reasonably likely to have a material adverse effect on the Company. We have concluded that our compensation policies and practices do not create such risks. We evaluated our executive program, as well as our broad‑based compensation and benefits programs on a worldwide basis. We focused on looking at whether any program’s elements, criteria, purposes or objectives create undesired or unintended risk of a material nature. While all programs were evaluated, primary review and attention was placed on programs having potential for variable payouts where an individual participant or small groups of participants might have the ability to directly affect, control or impact payout results. We are satisfied that all compensation programs are structured with appropriate controls, objective measurement variables, review authorities and payment methodologies that, in the aggregate, are designed and administered so that there is not any reasonable likelihood of material adverse risks to the Company arising from or caused by any of our compensation programs. In addition, “claw‑back” rights and provisions in applicable executive compensation plans as discussed below in our “Compensation Discussion and Analysis” are additional safeguards that encourage executives to refrain from making risky decisions or taking actions that could harm the Company.

In particular, base salaries are fixed in amount and are, therefore, not susceptible to encouraging unnecessary or excessive risk taking. Although the performance‑based, short‑term annual cash incentives focus on achievement of short‑term individual performance and business‑related goals, which could encourage taking of short‑term risks at the expense of long‑term goals, this element of compensation is offset and balanced by the Company’s use of long‑term, multi‑year incentive programs that are designed to align our executives’ interests with those of the Company’s stockholders. We believe that long‑term, multi‑year incentive programs do not encourage unnecessary or excessive risk taking because the ultimate value of these programs is tied to the value of the Company’s stock and the grant dates and vesting dates are staggered over multiple years to ensure that executives have a significant stake in the long‑term performance of the Company’s stock.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee in accordance with that Committee’s charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis, including a formal annual performance review. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Annual Board Evaluation

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee at least annually reviews, discusses and assesses the performance and effectiveness of the Board and the individual directors and makes relevant recommendations to the Board. The Nominating and Governance Committee also considers the self‑evaluations of each standing committee and evaluates the need for any restructuring of the committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In fiscal 2016, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole and the background and skills of each director. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of its evaluation.

Transactions with Related Parties

We have adopted a written Related‑Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% stockholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and interests of the Company. The policy is administered by the Audit Committee and related‑person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant including:

•	the size and materiality of the transaction and the amount of consideration payable to the related‑person;
•	the nature of the interest of the related‑person;
•	whether the transaction may involve a conflict of interest;
•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties on better terms;
•	whether there are business reasons to enter into the transaction; and
•	whether the transaction is fair to the Company.

Since January 26, 2015, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, persons who we know hold more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement.

Directors are expected to devote sufficient time to the Board and its committees and to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company’s annual meeting of stockholders. During the Company’s last fiscal year, the Board held seven regularly scheduled meetings and 23 committee meetings. Each of the then incumbent directors attended 75% or more of the aggregate of the meetings of the Board and the meetings of the committees of the Board on which such director served. As is our practice, the independent directors met in an executive session without management present at several of these meetings. It is the policy of the Company that all of the directors attend the annual meetings of stockholders unless important personal reasons prohibit it. All of our directors attended last year’s Annual Meeting, held in June 2015.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Board committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors (“NACD”). Each director is required to participate, at the Company’s expense, in a minimum amount of director education during a given two‑year period. A “two‑year” period ends each even numbered fiscal year of the Company.

Committees

The Board has an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the annual meeting of stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self‑evaluation and assessment of its charter. Current committee assignments are set forth in the following table:

Director	Audit	Compensation	Nominating and Governance
Rockell N. Hankin, Chairman of the Board			Chair
James P. Burra, Vice Chairman of the Board	Member		Member
Glen M. Antle		Member
Bruce C. Edwards		Chair
Ye Jane Li (1)		Member
James T. Lindstrom	Chair
John L. Piotrowski (2)	Member
Carmelo J. Santoro		Member
Sylvia Summers	Member		Member
Number of meetings during fiscal year 2016	12	6	5
(1)	Ms. Li joined the Board and became a member of the Compensation Committee, effective February 25, 2016.
(2)

As disclosed in a Current Report on Form 8‑K filed on August 18, 2015, Mr. Piotrowski notified the Board on August 12, 2015 that he would not seek re‑election as a director at the Company’s 2016 Annual Meeting of Stockholders, but would continue serving as a director until the date of the Annual Meeting.

Audit Committee

We have a separately‑designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members, is financially sophisticated as defined by NASDAQ rules, and is an audit committee financial expert as defined by SEC rules.

The Audit Committee’s responsibilities are set forth in a written charter and include assisting the Board in overseeing the:

•	accounting and financial reporting processes of the Company;
•	Company’s internal audit function;

•	integrity of the Company’s financial statements and systems of internal controls and disclosure controls;
•	audits of the Company’s financial statements;
•	appointment, compensation, retention and work of the auditor;
•	Company’s financial risk; and
•	Company’s compliance with legal and regulatory requirements and the Company’s Code of Conduct.

The Audit Committee meets periodically with the Company’s independent registered public accounting firm outside the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company’s Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC’s Standards of Professional Conduct for Attorneys Appearing and Practicing before the Commission in the Representation of an Issuer. The Audit Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

The Audit Committee has adopted a policy regarding pre‑approval of services to be provided by the Company’s independent registered public accounting firm, which is described below under the heading “Policy On Audit Committee Pre‑Approval Of Audit And Permissible Non‑Audit Services,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “Contacting The Board Of Directors.”

Compensation Committee

The Compensation Committee’s written charter requires that its members satisfy the independence requirements of NASDAQ and applicable law. From January 26, 2015 through January 31, 2016, the Compensation Committee consisted of four Board Members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee charter sets forth the purpose and responsibilities of the Compensation Committee, which include the following:

•	reviewing and approving goals and objectives for our Chief Executive Officer, and evaluating his performance against those goals and objectives;
•	determining (or recommending to the Board for determination) all elements of the Chief Executive Officer’s compensation and that of our other executive officers;
•	reviewing the Company’s management development programs and succession plans;
•	overseeing and periodically reviewing the operation of the Company’s incentive programs and benefit plans;
•	carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans;
•	making and approving equity awards; and
•	reviewing and making recommendations to the Board with respect to the compensation of our directors who are not also employed by the Company or one of our subsidiaries (“Non‑Employee Directors”).

The Compensation Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management. The Compensation Committee may also delegate to subcommittees such authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any other committee or subcommittee. Our executive officers, including the Named Executive Officers (as defined in the “Compensation Discussion and Analysis” below), do not have any role in determining the form or amount of compensation paid to our executives. However, our Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Nominating and Governance Committee

The Nominating and Governance Committee’s written charter charges it with assisting the Board by:

•	identifying and evaluating individuals qualified to become members of the Board;
•	recommending to the Board director nominees for election at each annual meeting and to fill vacancies on the Board;
•	making recommendations to the Board regarding the Board offices of Chair and Vice Chair, assignments to Board committees and committee chairs;
•	developing, overseeing the effectiveness of and recommending changes to the Company’s Corporate Governance Guidelines;
•	making other recommendations to the Board regarding corporate governance matters and nomination and evaluation matters relating to the directors;
•	overseeing the evaluation of the Board; and
•	taking such other actions within the scope of its charter as the Committee deems necessary or appropriate.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules. The Nominating and Governance Committee has the authority and resources appropriate to discharge its duties and responsibilities, including the authority to select, engage and terminate independent counsel, consultants and other advisors as it deems necessary to carry out its duties without seeking approval of the Board or management.

Corporate Governance Materials

The following materials are available free of charge under the “Investors” page of the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012:

•	Bylaws
•	Code of Conduct
•	Corporate Governance Guidelines
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Governance Committee Charter
•	Director Nominations Policy
•	Director Compensation Policy
•	Director Stock Ownership Guidelines
•	Executive Stock Ownership Guidelines
•	Related‑Persons Transaction Policy
•	Board Committee Assignments
•	Stock Trading Guidelines

CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012. Stockholders are encouraged to include evidence of their holdings with their communications. The Company’s Secretary will forward communications as applicable to the Chairman of the Board, the applicable committee chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. The foregoing process is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing and otherwise handling such communications. Advertisements, solicitations or hostile communications will not be presented.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directed to the Audit Committee via the on‑line confidential reporting system maintained by the Company. Non‑employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012.

DIRECTOR NOMINATIONS

Criteria and Diversity for Board Membership

All persons nominated to serve as a director of the Company should possess the minimum qualifications, skills and attributes as determined by our Board. The qualifications, attributes and skills noted below are illustrative but not exhaustive. The Nominating and Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based on the totality of the candidate’s background, credentials, experience and expertise, the diversity and composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•

Business Understanding.  Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•	Experience or Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.
•	Integrity. All candidates must be individuals of personal integrity and ethical character.
•

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

•

Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy‑making experience that demonstrates an ability to function effectively in an oversight role.

•

Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of stockholders.

•

Diversity. Although we do not have a formal diversity policy, when considering diversity in evaluating candidates, the Nominating and Governance Committee focuses on whether candidates can contribute varied perspectives, skills, experiences and expertise to the Board. The Nominating and Governance Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender and ethnicity.

Evaluation of Nominees

The Nominating and Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual meeting of stockholders. Stockholders may also propose nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information regarding proposed candidates to the Company’s Secretary in accordance with the procedure for submitting stockholder nominations set forth under “Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee” and “Direct Nomination of a Director Candidate” below. Candidates (including those proposed by our stockholders) are evaluated by the Nominating and Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Nominating and Governance Committee.

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) must be received no later than March 18, 2017; must otherwise be made in accordance with our Director Nominations Policy; and must include all information specified in that Policy. The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth in our Director Nominations Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the applicable annual meeting date. Stockholders should be aware that it is the general policy of the Company to re‑nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company’s Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company’s 2017 Annual Meeting if notice of such nomination is not received by the Company by March 18, 2017. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the following information:

(a)	as to each person whom the stockholder proposes to nominate for election as a director:
(i)	the name, age, business address, residence address and principal occupation or employment of the person,
(ii)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,
(iii)

a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to

Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and
(b)	as to such stockholder giving notice:
(i)

the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

(ii)

a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

(iii)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,
(iv)	any material interest of the stockholder in such business, and
(v)	any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year’s Proxy Statement

The Company must receive stockholder proposals for the 2017 Annual Meeting no later than January 6, 2017 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012. Any proposal must comply with the requirements of Rule 14a-8 under the Exchange Act as to form and substance established by the SEC for such proposal to be included in the Company’s proxy statement. If we change the date of the 2017 Annual Meeting by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2017 Annual Meeting.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Under the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a‑8 under the Exchange Act which are not intended to be included in next year’s Proxy Statement, will be considered untimely and ineligible to come properly before the Company’s 2017 Annual Meeting if notice of such proposal is not received by the Company by March 18, 2017. However, in the event that the annual meeting is called for a date that is more than thirty (30) days before or after the anniversary of the prior year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the earlier of (1) the day on which notice of the meeting was mailed or (2) the day on which the Company publicly announces the date of such meeting. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012 and must contain the information set forth in section (b) of “Direct Nomination of a Director Candidate” above.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Non‑Employee Directors receive a cash retainer for their services on the Board, their committee service, and their role as Chair of the Board or any committee. Our Non‑Employee Directors also receive equity‑based compensation.

Cash Retainer Fees

During fiscal year 2016, the cash retainer fees payable to Non‑Employee Directors were as follows:

Description	Annual Retainer
Annual Retainer	$45,000
Additional Retainer for Chairman of the Board	$50,000
Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$20,000
Nominating and Governance Committee	$10,000
Committee Retainer
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Governance Committee	$5,000

The committee retainer is payable to each member of a committee who is not also the chair of that committee. The Chair of a committee is entitled to receive only the committee chair retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2016 were made from the 2013 Long-Term Equity Incentive Plan (the “2013 Plan”). Non-Employee Directors receive equity awards on the following terms:

Annual Stock Unit Awards. On each July 1, each non-employee director then in office will automatically be granted two awards of restricted stock units. The first award (the “Annual Non-Deferred RSU Award”) will be for a number of restricted stock units determined by dividing $60,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Non-Deferred RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Non-Deferred RSU Award will be paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the earlier to occur of (1) the one-year anniversary of the date of grant, or (2) the non-employee director’s separation from service on the Board.

The second award of restricted stock units (the “Annual Deferred RSU Award”) will be for a number of restricted stock units determined by dividing $70,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual Deferred RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award, subject to the non-employee director’s continued service to the Company through such vesting date. To the extent then vested, restricted stock units subject to an Annual Deferred RSU Award will be paid in cash as soon as practicable following (and in all events within two and one-half months after) the non-employee director’s separation from service on the Board.

Outstanding and unvested Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards will accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services, and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first July 1 that occurs after the applicable grant date of the award. Any restricted stock units subject to the Annual Non-Deferred RSU Award or the Annual Deferred RSU Award, as applicable, that are not vested on the date of the non-employee director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the non-employee director’s termination of service as a director for any reason.

Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

Initial Equity Awards. For each non-employee director who is initially elected or appointed to the Board (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board ), the Board will approve the grant to such non-employee director of a stock option (“Initial Stock Option Award”), an initial non-deferred restricted stock unit award (“Initial Non-Deferred RSU Award”), and an initial deferred restricted stock unit award (“Initial Deferred RSU Award”). However, if such a non-employee director is initially elected or appointed to the Board on a July 1, the Board will grant the non-employee director an Initial Stock Option Award, but the non-employee director will not receive an Initial Non-Deferred RSU Award or an Initial Deferred RSU Award (as the non-employee director would be entitled to an Annual Non-Deferred RSU Award and an Annual Deferred RSU Award by virtue of being in office on such July 1).

An Initial Stock Option Award will be an option to purchase a number of shares of the Company’s common stock such that the grant date fair value of such option (determined by using a Black-Scholes or similar valuation method based on the assumptions generally then used by the Company in valuing its options in its financial reporting) will be approximately $100,000. The per-share exercise price of an Initial Stock Option Award will equal the closing price (in regular trading) of a share of the Company’s common stock on the Nasdaq Stock Market on the date of grant (or as of the last trading day preceding such date if the date of grant is not a trading day). Each Initial Stock Option Award will be scheduled to vest in four (4) substantially equal annual installments, subject to the non-employee director’s continued service as a director through each vesting date, with the first installment vesting on the first anniversary of the applicable grant date. Each Initial Stock Option Award will, however, accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the option grant should the non-employee director’s service with the Company terminate due to any reason other than the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of shares subject to the option grant by (b) a fraction (not greater than one), the numerator of which is the number of whole weeks between the date of the director’s termination of services and the applicable grant of the award, and the denominator of which is two hundred eight (208), and subtracting the number of shares subject to the options that were theretofore vested. The foregoing provisions are, in the case of an Initial Stock Option Award, subject to the terms and conditions of the applicable Award Agreement.

Initial Non-Deferred RSU Awards and Initial Deferred RSU Awards will have the same terms and conditions as the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards, respectively, last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award will be determined by dividing the applicable dollar amount set forth above for the applicable annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial Non-Deferred RSU Award and Initial Deferred RSU Award will also correspond with the vesting dates applicable to the Annual Non-Deferred RSU Awards and Annual Deferred RSU Awards last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board. The Initial Fraction is the fraction (not greater than one) determined by dividing (1) the number of days in the period beginning with the date that the non-employee director is elected or appointed to the Board through and including the June 30 that coincides with or next follows that date, by (2) the number of calendar days in the calendar year that includes such June 30 (either 365 or 366).

DIRECTOR COMPENSATION – FISCAL YEAR 2016

The following table presents information regarding the compensation of individuals who were Non‑Employee Directors during fiscal year 2016 for their services during that year. The compensation paid to Mr. Maheswaran, who is our current Chief Executive Officer, is presented below under “Executive Compensation,” including in the Summary Compensation Table and the related explanatory tables. Mr. Maheswaran is our only employee director and does not receive any additional compensation for his services as a director.

NON-EMPLOYEE DIRECTOR COMPENSATION – FISCAL YEAR 2016 (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Chairman Hankin	103,928	129,981	–	233,909
Vice Chairman Burra	60,000	129,981	–	189,981
Mr. Antle	55,000	129,981	–	184,981
Dr. Baker (2)	16,250	–	–	16,250
Mr. Edwards	65,000	129,981	–	194,981
Mr. Lindstrom	65,000	129,981	–	194,981
Mr. Piotrowski	55,000	129,981	–	184,981
Dr. Santoro	55,000	129,981	–	184,981
Ms. Summers	58,928	129,981	–	188,909
(1)	Ms. Li is not listed in the above table since she was appointed to the Board after the end of our fiscal year 2016.
(2)

As disclosed in a Current Report on Form 8-K filed on August 18, 2014, W. Dean Baker notified the Board on August 14, 2014 that he would not seek re-election as a director at the Company’s 2015 Annual Meeting of Stockholders, but would continue serving as a director until the date of the Annual Meeting.

(3)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant‑date values discussed below in this footnote, are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10‑K filed with the SEC on March 31, 2016. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service‑based vesting conditions. Dr. Baker forfeited 101 unvested restricted stock units upon his retirement from the Board; otherwise, none of our Non-Employee Directors forfeited any Company equity awards in fiscal year 2016. On July 1, 2015, each Non‑Employee Director then in office was awarded as his or her Annual Deferred RSU Award 3,553 restricted stock units that settle in cash and as his or her Annual Non-Deferred RSU Award 3,045 restricted stock units that settle in shares. Each type of award vests on June 15, 2016. The fair value of each such restricted stock unit on the grant date was $19.70 and the fair value of the awards on the grant date were $69,994 for each Annual Deferred RSU Award and $59,987 for each Annual Non-Deferred RSU Award. The following table presents the number of outstanding and unexercised option awards and number of outstanding stock units held by each of our Non-Employee Directors as of January 31, 2016:

Outstanding Awards at End of Fiscal Year 2016 (1)
	Director	Number of Shares Subject to Outstanding Option Awards at Fiscal Year End			Number of Outstanding Restricted Stock Units-Cash Settled At Fiscal Year End			Number of Outstanding Restricted Stock Units-Share Settled At Fiscal Year End
Name	Since	Vested	Unvested	Total	Vested	Unvested	Total	Vested	Unvested	Total
Chairman Hankin	1988	31,250	15,000	46,250	27,648	3,553	31,201	–	3,045	3,045
Vice Chairman Burra	1991	35,000	15,000	50,000	27,648	3,553	31,201	–	3,045	3,045
Director Antle	2002	35,000	15,000	50,000	27,648	3,553	31,201	–	3,045	3,045
Director Baker	2006	49,000	–	49,000	27,648	–	27,648	–	–	–
Director Edwards	2006	35,000	15,000	50,000	27,648	3,553	31,201	–	3,045	3,045
Director Lindstrom	2002	35,000	15,000	50,000	27,648	3,553	31,201	–	3,045	3,045
Director Piotrowski	2002	35,000	15,000	50,000	27,648	3,553	31,201	–	3,045	3,045
Director Santoro	2013	17,500	22,500	40,000	4,622	3,553	8,175	–	3,045	3,045
Director Summers	2013	17,500	22,500	40,000	4,622	3,553	8,175	–	3,045	3,045

(1)	Ms. Li is not listed in the above table since she was appointed to the Board after the end of our fiscal year 2016.

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock beneficially owned as of April 22, 2016, the record date for the Annual Meeting, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors, each of our NEOs (as defined herein) and all directors and executive officers as a group. Unless otherwise noted, all information regarding stockholders who are not directors or officers of the Company is based on the Company’s review of information filed with the SEC on Schedule 13D or 13G, which information is as of December 31, 2015. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated below, to the Company’s knowledge, all persons listed have sole voting and investment power with respect to their shares.

Unless otherwise noted below, the address of each beneficial owner listed in the table is in care of Semtech Corporation, 200 Flynn Road, Camarillo, California 93012.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% (7)
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street, Baltimore, MD 21202	9,742,930	14.9
FMR LLC (2) 245 Summer Street, Boston, MA 02210	8,261,813	12.7
BlackRock Inc. (3) 55 East 52nd Street, New York, NY 10055	6,940,570	10.6
Waddell & Reed Financial, Inc. (4) 6300 Lamar Ave., Overland Park, KS 66202	6,655,200	10.2
The Vanguard Group, Inc. (5) 100 Vanguard Blvd., Malvern, PA 19355	4,903,486	7.5
Rockell N. Hankin, Chairman of the Board	194,235	*
James P. Burra, Vice Chairman of the Board (6)	81,045	*
Glen M. Antle, Director	38,045	*
Bruce C. Edwards, Director (6)	45,045	*
Ye Jane Li	1,116	*
James T. Lindstrom, Director	58,045	*
John L. Piotrowski, Director	38,045	*
Dr. Carmelo J. Santoro, Director	25,545	*
Sylvia Summers, Director	25,545	*
Mohan R. Maheswaran, Director, President and Chief Executive Officer	375,220	*
Emeka N. Chukwu, Executive Vice President and Chief Financial Officer	117,772	*
Gary M. Beauchamp, Executive Vice President and General Manager, Signal Integrity Product Group	28,395	*
James Kim, Senior Vice President, Worldwide Sales	72,228	*
Asaf Silberstein, Senior Vice President, Operations	55,178	*
All Current Directors and Executive Officers as a group (21 persons including those named above)	1,349,675	2.1

*Less than 1%

(1)

As reported in Amendment No. 4 to Schedule 13G filed February 16, 2016 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates reported sole voting power with respect to 1,647,630 shares and sole dispositive power with respect to 9,742,930 shares. Price Associates is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. T. Rowe Price New Horizons Fund, Inc. is an Investment Company registered under Section 8 of the Investment Company Act of 1940. With respect to securities owned by any one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (the “T. Rowe Price Funds”), only the custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(2)

As reported in Amendment No. 2 to Schedule 13G filed on February 11, 2016 by FMR LLC. FMR LLC reported sole voting power over 24,849 shares and no shared voting power and sole dispositive power of 8,261,813 shares and no shared dispositive power. The Schedule 13G lists the identity of each relevant entity that beneficially owns 5% or greater of the outstanding shares of the security class being reported on the Schedule 13G as follows: Fidelity Management & Research (Hong Kong) Limited, and FMR Co., Inc. Abigail P. Johnson is Director, Vice Chairman, the CEO and President of FMR LLC. Members of the family of Edward C. Johnson, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). The Schedule 13G states that the filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34‑39538 (January 12, 1998).

(3)

As reported in Amendment No. 7 to Schedule 13G/A filed on January 8, 2016 by BlackRock Inc. BlackRock Inc. reported sole voting power with respect to 6,792,081 shares and sole dispositive power with respect to 6,940,570 shares, as the parent company of the following subsidiaries which hold the shares: BlackRock (Luxembourg) S.A., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC.

(4)

As reported in Amendment No. 2 to Schedule 13G filed February 12, 2016 by IICO, WDR, WRIMCO, WRI and WRFSI, all as defined below. Waddell & Reed Financial, Inc. (“WDR”) reported indirect sole voting and dispositive power over 6,655,200 shares. WRFSI and WRI reported indirect sole voting and dispositive power over 2,682,300 shares and WRIMCO reported direct sole voting and dispositive power over 2,682,300 shares. IICO reported direct sole voting and dispositive power over 3,972,900 shares. The securities reported are beneficially owned by one or more open‑end investment companies or other managed accounts which are advised or sub‑advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of WDR or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker‑ dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub‑advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub‑advisory clients and, in most cases, voting power. Any investment restriction of a sub‑advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by this statement under Rule 13d‑3 of the Exchange Act. IICO, WRIMCO, WRI, WRFSI and WDR are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO and IICO.

(5)

As reported in Amendment No. 3 to Schedule 13G filed February 10, 2016 by The Vanguard Group. The Vanguard Group reported sole voting power over 104,673 shares, shared voting power over 5,000 shares, sole dispositive power over 4,798,213 shares and shared dispositive power over 105,273 shares. Vanguard Fiduciary Trust Company, a wholly‑owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 100,273 of the shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly‑owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 9,400 shares as a result of its serving as investment manager of Australian investment offerings.

(6)

The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (43,000 shares) and Mr. Edwards (7,000 shares). Other shares reported under “All Directors and Executive Officers as a group” may be held jointly by executive officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(7)

The ownership percentage is based on 65,236,682 shares outstanding as of April 22, 2016 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual. No named individual holds unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of our Record Date of April 22, 2016 through the exercise of stock options.

(8)

No shares of common stock held by a director, director nominee or officer have been pledged as security. The Company is not aware of any arrangements or pledge of common stock that could result in a change of control of the Company.

EXECUTIVE OFFICERS

Name	Age as of April 22, 2016	Position
Mohan R. Maheswaran	52	President and Chief Executive Officer
Emeka N. Chukwu	53	Executive Vice President and Chief Financial Officer
Charles B. Ammann	61	Executive Vice President, General Counsel and Secretary
Gary M. Beauchamp	56	Executive Vice President and General Manager, Signal Integrity Product Group
Mark Costello	47	Vice President and General Manager, Protection Product Group
Sharon Faltemier	60	Senior Vice President, Human Resources
Alberto Guerra	54	Senior Vice President, Chief Marketing Officer and General Manager, Systems Innovation Group
James J. Kim	59	Senior Vice President, Worldwide Sales
Marc Pegulu	42	Vice President and General Manager, Wireless and Sensing Product Group
Asaf Silberstein	46	Senior Vice President, Worldwide Operations
Ross Teggatz	52	Senior Vice President and General Manager, Power and High‑Reliability Product Group
J. Michael Wilson	60	Executive Vice President, Quality and Reliability

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President and General Manager of Intersil Corporation (“Intersil”), a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications integrated circuit startup company acquired by Broadcom Corporation; IBM Microelectronics; Texas Instruments Incorporated; Hewlett‑Packard Company and Nortel Communications.

Mr. Chukwu was promoted to Executive Vice President and Chief Financial Officer on February 26, 2014. Prior to his promotion, he was Senior Vice President and Chief Financial Officer since August 2011. He previously served as the

Company’s Vice President and Chief Financial Officer from November 2006. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position at Intersil was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation’s business units and worldwide operations. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1997 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Ammann joined the Company in January 2014 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Ammann served as the Executive Vice President, General Counsel and Secretary of publicly‑traded United Online, Inc. where he had been since August 2006. Before working for United Online, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary of publicly‑traded TV Guide, Inc. from 1999 until its acquisition by Gemstar International Group Limited, at which time Mr. Ammann’s responsibilities expanded as Senior Vice President and Deputy General Counsel of the combined Gemstar‑TV Guide International entity. From 1996 to 1999, Mr. Ammann served as the Senior Vice President, General Counsel and Secretary, and oversaw the administrative operations, of publicly‑traded United Video Satellite Group, Inc. From 1990 to 1996, Mr. Ammann held the position of Vice President of Administration and General Counsel of Flint Industries, Inc., a privately‑owned conglomerate based in Tulsa, Oklahoma. Upon graduating from law school, Mr. Ammann was an attorney at the law firm Gable & Gotwals, from 1980 to 1990, and was a partner for his last five years with that firm.

Mr. Beauchamp was promoted to Executive Vice President and General Manager, Signal Integrity Product Group on February 26, 2014. Prior to his promotion, he was Senior Vice President and General Manager, Signal Integrity Product Group. Mr. Beauchamp was appointed Senior Vice President and General Manager of the Gennum Product Group in March 2012, following Semtech’s acquisition of Gennum Corporation and held that title until December 2013. Mr. Beauchamp’s group provides high‑performance analog solutions to the video broadcast, video surveillance, and data communications markets. Prior to his role at Semtech, Mr. Beauchamp was Senior Vice President and General Manager, Mixed Signal and Optical Products, for Gennum Corporation, which he joined in 2000. Between 1990 and 2000, Mr. Beauchamp held several management positions at COM DEV International.

Mr. Costello became Vice President and General Manager of the Protection Product Group in March 2015. He held the position of Vice President of Engineering for Protection Products from June 2013. Prior to this appointment, he held the position of Director of Product Development. He joined the Company in 1996 and held several engineering and operations positions including Plant Manager for the Semtech Corpus Christi wafer fabrication plant and Operations Manager during the transition to fabless manufacturing. Prior to joining the Company, Mark developed advanced materials for optical and electronic applications at GEC-Marconi’s research laboratories in Caswell, England.

Ms. Faltemier was promoted to Senior Vice President, Human Resources on February 26, 2014. Ms. Faltemier joined the Company in January 2013 and was appointed Vice President, Human Resources. Prior to Semtech, she served as Senior Vice President, Human Resources for DTS, Inc., a consumer electronics licensing company from 2006 to 2012. Prior to DTS she was Sr. Vice President, Human Resources for Capstone Turbine Corporation from 2003 to 2006. Her more than 30 years of experience in the human resources field and business operations includes positions with Tyco International Ltd., Proctor & Gamble Corporation, Northrop Grumman Corporation and Boeing Company.

Mr. Guerra is currently Senior Vice President, Chief Marketing Officer and General Manager of our Systems Innovation Group. He joined the Company on June 29, 2015 as Senior Vice President and Chief Marketing Officer. Prior to joining the Company, Alberto served as Vice President of Strategic Market Development and Product Marketing for International Rectifier (“IR”), a position he was appointed to in 2009. Between 2007 and 2009, he also served as Vice President GM, IC & Integrated Product Division at Vishay Siliconix. He moved to Vishay after more than two decades of serving IR in Europe, Asia and North America in various capacities, including Vice President of Tech Marketing and System Applications, Vice President of Sales, Marketing & Applications, and Vice President of IRSA Joint Venture (IR Sanyo Joint Venture). During this period at IR, he was responsible for strategy development and execution on a broad range of market and product initiatives, including mergers and acquisitions, new technology development and commercialization.

Mr. Kim was promoted to Senior Vice President of Worldwide Sales in November 2009. Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Pegulu became Vice President and General Manager of the Wireless and Sensing Products Group in June 2015. He held the position of Vice President of Wireless and Sensing Products from June 2014. Prior to this appointment, he held the position of Director of Marketing and Applications. Marc joined the Company in March 2006 and was involved in several key technology initiatives, including LoRa Wireless and Software Defined Modem technologies. Prior to joining the Company, Marc held positions in chips and systems development at Thomson CSF, Thales, ATMEL, and DibCom in France and China.

Mr. Silberstein was promoted to Senior Vice President, Worldwide Operations in February 2013. Mr. Silberstein became Vice President, Worldwide Operations in March 2011. Prior to that, Mr. Silberstein was Vice President, Operations, a position he held since he joined the Company in December 2010. Prior to joining the Company, he was employed from 2007 to 2010 at Microsemi Corporation (“Microsemi”) as Vice President Global Operations in its Analog Mixed Signal Division. Prior to Microsemi, he was Vice President Operations from 2000 to 2005 and Chief Operating Officer from 2005 to 2007 at Powerdsine, Israel, when Powerdsine was acquired by Microsemi. He has also previously served in various positions at 3Com and ECI Telecom.

Mr. Teggatz joined the Company as a result of Semtech’s acquisition of Triune Systems, L.L.C. in March 2015. He is Senior Vice President and General Manager, Power and High‑Reliability Product Group. He was Founder, President and Chief Executive Officer of Triune, a company that designed and manufactured mixed‑signal semiconductors, from November 2007 until February 2015, and was responsible for managing and overseeing the design, development, applications and marketing functions for all of Triune’s business which included wireless power, ultra‑low power, isolated and non‑isolated power and data products. Prior to November 2007, he worked at Texas Instruments for 23 years in a variety of senior management and technical roles.

Mr. Wilson was promoted to Executive Vice President, Quality and Reliability in February 2013. Prior to his promotion, Mr. Wilson was Senior Vice President, Quality and Reliability, a position he held since November 2011. Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years of experience in the semiconductor industry in a broad range of technical and management positions.

There are no family relationships between or among any of our executive officers or directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the SEC Forms 3, 4 and 5 and amendments thereto received by the Company, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 31, 2016, our officers, directors and beneficial holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act, with the exception of a late Form 4 that was filed August 17, 2015 for Mr. Pegulu relating to two transactions that took place on August 12, 2015 and a late Form 4 that was filed August 18, 2015 for Mr. Silberstein relating to one transaction that took place on August 12, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for services rendered during fiscal year 2016. These individuals are listed in the table below and are referred to as our “Named Executive Officers,” or “NEOs,” in this Proxy Statement.

Name	Title

Mohan R. Maheswaran	President and Chief Executive Officer (“CEO”)

Emeka N. Chukwu	Executive Vice President and Chief Financial Officer (“CFO”)

Gary M. Beauchamp	Executive Vice President and General Manager, Signal Integrity Product Group

James J. Kim	Senior Vice President, Worldwide Sales

Asaf Silberstein	Senior Vice President, Worldwide Operations

FISCAL 2016 PERFORMANCE

After disappointing fiscal year 2015 financial results and total shareholder returns (“TSR”) for the Company, the Board and management anticipated a much more successful fiscal year 2016. At the start of fiscal year 2016, the Company had a number of developing business opportunities and one of its major customers was projecting significant growth. Accordingly, the Company’s annual operating plan for fiscal year 2016, which formed the basis for the Company’s fiscal year 2016 annual incentive plan as described below, reflected a significant increase in both net revenues and non-GAAP operating income (as defined below) over fiscal year 2015 levels. In fiscal year 2016, the Company was also in its final year of implementing a new worldwide enterprise resource planning (“ERP”) platform which the Board believed was critical to the Company’s long-term success. The Board felt strongly that the Company would not be able to scale and compete effectively without a major upgrade to the Company’s infrastructure. The Company’s management brought the new worldwide ERP system online in early fiscal year 2016 with no significant issues. The Board viewed management’s execution of this highly-strategic implementation in a cost-effective manner, with minimum operational disruptions, as outstanding.

Shortly after implementation of the new ERP system, the Board’s approval of the 2016 annual operating plan, and the adoption of the Company’s fiscal year 2016 annual incentive plan, the Company’s major customer dramatically reduced its forecast. This reduction ultimately had a significant impact on the Company’s fiscal year 2016 revenues. In response, the Company’s management, in consultation with the Board implemented a number of actions. The Company reduced its operating expenses to significantly lessen the impact of the reduction in revenue on the Company’s operating income and divested non-core assets, while still investing in new, growth opportunities and platforms. The reduction in operating expenses included an 8% reduction in the Company’s total global workforce and the Company’s closure of two Company locations. As a result of these activities, despite the revenue decline, the Company improved its gross margin from 58.9% in fiscal year 2015 to 59.8% in fiscal year 2016, and the actions taken by the Company to reduce operating expenses helped it generate $102 million in cash. In addition, the Company continued to invest in disruptive analog platforms and acquire new innovative solutions in fiscal year 2016. Specifically, the Company’s LoRa™ technology was seen to have significant growth opportunities with new applications appearing at an accelerated pace. Additionally, the Company increased its investment in signal integrity products that support up to 100 Gbps applications targeted at datacenter and passive optical network (“PON”) applications, as well as in wireless charging product lines for Internet of Things (IoT) and smart applications.

As a result of the Company’s investments in fiscal year 2016, including the implementation of the new worldwide ERP platform, the Board believes that the Company is well positioned for a successful fiscal year 2017 and increased shareholder value.

SUMMARY OF FISCAL YEAR 2016 NAMED EXECUTIVE OFFICER COMPENSATION

Our fiscal year 2016 compensation policies and payouts reflect (1) our overarching philosophy of pay-for-performance, (2) the fact that we set aggressive goals that must be achieved to produce targeted payouts, and (3) the negative impact of our recent financial and TSR performance. Among the more significant aspects and results of our executive programs for our NEOs in fiscal year 2016 are the following, each of which is discussed in more detail below in this Compensation Discussion and Analysis (“CD&A”):

•

As we utilize both time‑ and performance‑based vesting requirements in our equity awards for our NEOs, their total compensation for fiscal year 2016 reported in the Summary Compensation Table is much higher than the actual compensation that they realized during fiscal year 2016. Please see the discussion under “Realized Compensation” below. The 2016 compensation actually “realized” by our NEOs (calculated as discussed under “Realized Compensation” below) was approximately 61% of the 2016 total compensation reported in the Summary Compensation Table.

•

The Company’s fiscal year 2016 performance was below the targeted levels under our 2016 annual cash incentive (bonus) programs for our NEOs. Accordingly, and consistent with our pay‑for‑performance philosophy, fiscal year 2016 annual cash incentives for our NEOs were paid at less than their targeted levels. On a percentage basis, two of our NEOs (Messrs. Kim and Silberstein) received 50% of their target bonus for fiscal year 2016, one NEO (Mr. Chukwu) received 53%, and one (Mr. Beauchamp) received 79% for the superior performance of the Company’s product group for which he is responsible. As described in further detail below, the Company’s CEO, Mr. Maheswaran, received only 32% of his targeted bonus for fiscal year 2016.

•

The Company’s performance for the three‑year performance period (fiscal years 2014‑2016) covered by our performance‑based vesting equity awards granted in fiscal year 2014 was below the targeted levels established with respect to the awards and less than the minimum levels required for any portion of the awards to vest. Accordingly, and consistent with our pay‑for‑performance philosophy, all of these equity awards were forfeited with no payout.

•

The fiscal year 2016 total compensation for Mr. Maheswaran, our CEO, was approximately half of his fiscal year 2015 total compensation, as reported in the Summary Compensation Table. In addition, his fiscal year 2016 compensation actually “realized” (calculated as discussed under “Realized Compensation” below) was below both (1) his fiscal year 2016 total compensation reported in the Summary Compensation Table, and (2) his fiscal year 2015 compensation actually “realized.”

•

As reflected under “Realized Compensation” below, the fiscal year 2016 compensation actually “realized” by each of our other NEOs was significantly less than the NEO’s fiscal year 2016 total compensation reported in the Summary Compensation Table.

REALIZED COMPENSATION

In evaluating our NEOs’ compensation, we believe it is important to understand not only the potential value of incentive awards at the time they are granted, but also the value actually realized by the executives from their awards. The Realized Compensation Table below supplements the Summary Compensation Table that appears on page 30 and shows the compensation actually realized in fiscal year 2016 by each NEO. The primary difference between the Realized Compensation Table and the Summary Compensation Table is the method used to value stock options and stock awards. Securities and Exchange Commission rules require that the grant date fair value of all stock options and stock awards be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to stock options and stock awards that have not vested, a substantial portion of which are subject to performance‑based vesting requirements in addition to time‑based vesting requirements, and for which the value is therefore uncertain (and which may end up, in some cases, as having no value at all). In contrast, the Realized Compensation Table below includes only those stock options and stock awards held by the NEOs that vested during fiscal year 2016 (including those granted in prior years) and shows the value of those awards as of the applicable vesting date. As shown in the Realized Compensation Table below, our CEO’s total realized compensation calculated in this manner was $2,800,498 for fiscal year 2016, which is

$1,176,833 less than his fiscal year 2015 total compensation as calculated for purposes of the Summary Compensation Table.

Realized Compensation Table – Fiscal Year 2016

Name	Fiscal Year	Salary ($)	Option Awards ($) (1)	Stock Awards ($) (2)	Bonus ($) (3)	All Other Compensation ($)	Total Realized Compensation ($)	Difference Between Total Realized Compensation and Total Compensation as Reported in Summary Compensation Table ($)
Mohan R. Maheswaran President and Chief Executive Officer	2016	$599,308	$67,762	$1,785,055	$225,000	$123,374	$2,800,498	$(1,176,833)
Emeka N. Chukwu Executive Vice President and Chief Financial Officer	2016	$386,923	$25,491	$332,547	$160,000	$77,385	$982,346	$(897,350)
Gary M. Beauchamp Executive Vice President and General Manager, Signal Integrity Product Group	2016	$279,397	$11,765	$520,074	$165,000	$21,354	$997,590	$(752,200)
James J. Kim Senior Vice President, Worldwide Sales	2016	$336,000	$19,774	$314,050	$121,875	$59,050	$850,749	$(778,565)
Asaf Silberstein Senior Vice President, Worldwide Operations	2016	$319,423	$13,399	$430,621	$108,500	$56,588	$928,532	$(668,019)
(1)

The dollar amounts shown in this column above for stock options are determined by multiplying (1) the number of shares of the Company’s common stock subject to the Company’s stock options granted to the Named Executive Officers (including grants from prior years) that vested during fiscal year 2016 by (2) the difference between the per‑share closing price of the Company’s common stock on the vesting date and the exercise price of the option.

(2)

The dollar amounts shown in this column above for stock awards are determined by multiplying the number of shares of the Company’s common stock subject to the awards that were granted by the Company to the Named Executive Officer (including grants from prior years) that vested during fiscal year 2016 by the per‑share closing price of the Company’s common stock on the vesting date.

(3)

For purposes of this table, the dollar amounts shown in the “Bonus” column above include the sum of the amounts reported in the “Bonus” and the “Non‑Equity Incentive Plan Compensation” columns of the Summary Compensation Table that appears on page 54.

This information is supplemental to, and should be read in connection with, the Summary Compensation Table that appears on page 54.

OUR GUIDING COMPENSATION PRINCIPLES

Core Philosophy

Our Compensation Committee believes that Company growth, financial performance, and increasing stockholder value depend to a significant degree on our ability to structure a compensation program that enables us to: (1) align the interests of our executives with the interests of our stockholders; (2) hold our executives accountable for performance, with appropriate performance‑based rewards earned in return for superior performance and the risk of reduced or no payment or vesting for those awards if performance falls short of targeted levels; and (3) attract, retain, and motivate qualified and high-performing executives.

Core Components of Compensation and Compensation Levels

To achieve our executive compensation objectives, we have three primary components to our compensation program: (1) base salary; (2) annual cash incentive opportunities; and (3) long‑term equity incentive awards. In setting specific base salary, target annual cash incentive and equity award levels for each NEO, the Compensation Committee considers and assesses, among other factors it may consider relevant, the following:

•	The compensation levels at our peer group of companies for comparable positions;
•

Various subjective factors relating to the individual recipient – the executive’s scope of responsibility, prior experience, past performance, advancement potential, impact on results, and compensation level relative to other Company executives; and

•

For equity awards, the executive’s historical total compensation, including prior equity grants, tenure with the Company, the number and value of unvested shares and the timing of vesting of those awards, the expense to the Company for equity grants under applicable accounting standards, equity expense measured as a percentage of non‑GAAP operating income, the potential dilutive effect such grants may have on existing stockholders, and third party equity award run rate evaluation factors.

The Compensation Committee gives no single factor any specific weight. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the Compensation Committee’s business judgment in consideration of these factors and stockholder interests.

The base salary for executive officers, which establishes a fixed amount of annual compensation that provides a level of economic security and stability from year to year, is set on an individual basis by the Compensation Committee. The Compensation Committee’s general policy is to provide our executives a base pay that is near the median for comparable positions in our Peer Group (as defined below) while also taking the factors noted above into account.

For the annual cash incentive plan, the Compensation Committee sets a target annual cash incentive potential for each executive expressed as a percentage of base salary. The Committee also sets what it believes to be aggressive annual business plan goals for the cash incentive plan. Those processes are described later in this CD&A. The approach of the Committee is to set business plan goals such that, in its judgment, achievement of those goals will result in the Company generally outperforming its peer group of companies. Because the Compensation Committee believes the goals established for the annual bonus plan are rigorous and will be achieved only if the Company performs at a high level, the Compensation Committee sets the target opportunity for the annual cash incentive plan above the median for comparable positions in our peer group, generally between the median and 75th percentile, to provide appropriate incentives for strong performance. Illustrating the rigor of our performance goals, no portion of the NEOs’ annual cash incentive opportunity that is based on corporate performance was paid out for fiscal year 2015 or fiscal year 2016. As noted in the “Summary of Fiscal Year 2016 Named Executive Officer Compensation” above and described in more detail below, our NEOs’ annual incentive payouts for fiscal year 2016 were significantly below their fiscal year 2016 target levels. Under the annual cash incentive program for our NEOs (other than the CEO), each NEO’s target annual cash incentive for fiscal year 2016 was based on two components: fifty percent (50%) of the target was based on the Company’s attainment of a key financial goal for the fiscal year, and the remaining fifty percent (50%) of the NEO’s target annual cash incentive potential was based on the executive’s individual performance for the fiscal year. As explained in more detail below, even if the Company achieved 100% of the target level of the key financial goal, the program only pays 80% for that portion of the target annual cash incentive. An NEO would receive 100% payout for the key financial goal portion of their target annual cash incentive upon achievement of 105% of plan.

It is our policy that more than half of the total direct compensation for our executives should come from future compensation opportunities delivered through our long‑term equity incentive plan. As used in this CD&A, “total direct compensation” refers to the combination of the base salary, annual cash incentive, and the grant date fair value of equity awards granted to an executive as determined for purposes of the Company’s financial reporting. We use a combination of stock options, time‑based restricted stock units, and performance‑based restricted stock units (subject to both time‑ and performance‑based vesting requirements) under our long‑term incentive plan. Through the combination of (1) the inherently performance‑based nature of stock options (the value of which depends on future appreciation in our stock price), (2) the multi‑year vesting of time‑based restricted stock units (the ultimate value of which depends on our stock price), and (3) the multi‑year performance requirements for the performance‑based restricted stock units (the ultimate value of which also depends on our stock price in addition to the time‑ and performance‑based vesting conditions), the compensation actually delivered to our executives from the long‑term incentive plan depends directly on our stock price. We believe these factors align the interests of our executives with those of our stockholders. The combination of the awards under our long‑term equity incentive plan with each executive’s annual cash incentive opportunity results in significantly more than half of each of our NEO’s target total direct compensation being performance‑based and/or dependent on our stock price.

Our philosophy in establishing our executive compensation program is to balance short-term performance incentives (provided by the annual cash incentive plan) with long-term performance incentives (provided by the equity awards). We also look to balance the use of (1) absolute performance metrics versus relative performance metrics evaluated against selected peers, and (2) formula‑based performance criteria versus criteria involving the exercise of judgment by the Compensation Committee. The Compensation Committee assesses the cost of executive compensation relative to Company net revenue and non‑GAAP operating income (non‑GAAP operating income, as considered by the Compensation Committee in this context, is defined below).

Note that the Compensation Committee assesses executive compensation developments at companies in our peer group, and in the market generally, and has the right to change our executive compensation philosophy, components, levels, and structure from time to time as it may determine are in the best interests of the Company and our stockholders.

Best Practices

We also believe that stockholder interests are further served by other executive compensation‑related practices that we follow. These practices include:

✓	No Minimum Payouts. We do not have minimum payment levels under our Executive Bonus Plan, our CEO Bonus Plan or for our performance‑based equity awards.
✓	Long-Term Equity Incentives. All of our equity incentive awards have multi‑year vesting and/or performance requirements.
✓	No Material Perks. We do not provide significant perquisites.
✓	No Tax Gross-Ups. We do not pay taxes on our executives’ behalf through “gross‑up” payments (including excise tax gross‑up payments in connection with a change in control transaction).
✓

No Single-Trigger Benefits. Our Executive Change in Control Retention Plan has a double‑trigger provision (benefits require both a change in control and termination of employment) rather than a single‑trigger provision (under which benefits are triggered automatically by any change in control).

✓	No Re-Pricing of Stock Options. We do not re-price “underwater” stock options (stock options where the exercise price is below the then‑current market price of our stock) without stockholder approval.
✓

Executives Subject to Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines, under which the executives are targeted to acquire and maintain a specified level of equity ownership in the Company. The CEO’s targeted level of ownership is five times his annual base salary, while our other NEOs’ targeted level of ownership is two times their annual base salary. Certain restricted stock units granted by us will not be paid, even though vested, until six months after the executive has ceased to be employed by the Company to help ensure compliance with these guidelines.

✓

Clawback Policy. The Company maintains a “clawback” policy that allows our Board of Directors or the Compensation Committee to require reimbursement or cancellation of awards or payments made under our cash and equity incentive plans to the Company’s officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

✓	Anti-Hedging Policy. Our Stock Trading Guidelines prohibit our officers and directors from engaging in hedging transactions in relation to the Company’s stock or equity awards.
✓	Anti-Pledging Policy. Our Stock Trading Guidelines prohibit our officers and directors from pledging any Company stock that they own.
✓	Stockholder Engagement. We seek annual stockholder feedback on our executive compensation program.
✓	Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant for independent advice and market data.

2015 NONBINDING ADVISORY VOTE RESULTS

The Company’s stockholders are provided with an opportunity to cast an annual non‑binding advisory vote on the Company’s executive compensation program through a say‑on‑pay proposal. At the Company’s Annual Meeting of Stockholders held in June 2015, approximately 84% of the votes cast approved the executive compensation for our NEOs as described in our Proxy Statement for that Annual Meeting. As part of its normal process, the Compensation Committee reached out to certain Company stockholders in fiscal year 2015 to seek feedback on the Company’s executive compensation program. The Compensation Committee took this feedback into account, and will continue to reach out to and engage with certain of the Company’s stockholders to seek their feedback or to review their voting guidelines and to consider the outcome of the Company’s say‑on‑pay proposals when making future compensation decisions for the NEOs. After consideration of the feedback received in fiscal year 2015 along with the positive results from the non-binding advisory vote on the Company’s executive compensation program at the June 2015 Annual Meeting of Stockholders, the Compensation Committee determined that the Company’s executive compensation policies for fiscal year 2016 would be similar to those in effect for fiscal year 2015, with a significant emphasis on performance and alignment with stockholder interests.

SUMMARY OF OUR CURRENT EXECUTIVE COMPENSATION PROGRAMS

Named Executive Officer Compensation

The following table presents the key elements of our executive compensation program:

Key Elements of Compensation
Element	Purpose	Characteristics
Annual salary	To attract and retain qualified executives; set at a fixed rate of pay based on an individual’s skills, experience and performance.	Provide a stable source of income and be competitive with the applicable market.
Short‑term annual cash incentives	To attract and retain qualified executives; to motivate and reward achievement of annual business and individual goals and objectives designed to increase stockholder value.	This element involves annual performance‑based cash awards. The amount earned (if any) varies based on actual results achieved relative to pre‑determined annual target goals.
Long‑term multi‑year equity incentives	To align interests of executives with stockholders; to reward performance over time based on stock price; and to provide an additional retention incentive through multi‑year vesting schedules.

The majority of annual awards are generally performance‑based; the amount realized (i.e., the value ultimately received by the recipient) depends on the achievement of performance goals and/or is directly tied to our stock price performance.

Other compensation and benefits	Provide competitive and customary benefits (e.g., health insurance, life insurance, 401(k) retirement plans).	Company sponsored/subsidized benefit plans as provided to the general employee population, as well as Company matching contributions to selected employee contributory plans.

Use of Quantitative and Qualitative Measurements

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. Performance goals may include non‑GAAP operating income, net revenue growth, earnings per share (“EPS”) and other financial and operational metrics, both on an absolute basis or relative to our group of peer companies. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to develop subordinates, and how each executive’s efforts contribute to enhancing the Company’s relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve our stockholders’ interests.

Peer Group

The Compensation Committee considers various factors and criteria when determining annual salary, target annual cash incentive levels and target annual long‑term incentive award values for executives, including survey data and compensation practices at selected peer companies. The applicable group of peer companies is selected annually for use as the comparative pool by the Compensation Committee during the course of the fiscal year. As noted above, the Compensation Committee also relies on peer company data as gathered, and analyses of that data prepared by our compensation consultants. The peer company information assists the Compensation Committee and the Company in identifying and understanding how our competitors and industry‑comparable companies compensate their executives in applicable compensation elements, and in determining how the Company’s compensation packages compare to industry and market‑competitive amounts. In addition to aiding us with compensation related actions and decisions, this peer company evaluation is also informative in relation to providing compensation information that supports potential recruitment and retention of executives by the Company.

In selecting our fiscal year 2016 peer group companies, the Compensation Committee focused on companies that are similar to us in terms of industry, general size and business characteristics, and, like us, focus their business on analog and mixed‑signal semiconductors and integrated circuits. Additionally, the Compensation Committee generally sought to limit the group of peer companies to those that have annual revenue between 50% and 200% of the Company’s annual revenue. The Compensation Committee selected the following companies as the peer group of companies for purposes of its fiscal year 2016 executive compensation determinations (collectively, the “Peer Group”): Alpha and Omega Semiconductor Limited; Atmel Corporation; Cirrus Logic, Inc.; Diodes Incorporated; Integrated Device Technology, Inc.; Fairchild Semiconductor International, Inc.; Integrated Silicon Solution, Inc.; Intersil Corporation; IXYS Corporation; Linear Technology Corporation; Micrel, Incorporated; Microsemi Corporation; Monolithic Power Systems, Inc.; PMC‑Sierra, Inc.; Power Integrations, Inc.; and Silicon Laboratories Inc. This was the same peer group of companies as used by the Compensation Committee in fiscal year 2015.

Distribution of Compensation

The Compensation Committee distributes compensation among each of the core elements on the basis of the element’s usefulness to meet one or more of our compensation objectives. The Compensation Committee believes that for our executive officers, a greater proportion of total compensation should consist of (1) variable, performance‑based components, such as annual cash incentives, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and (2) equity compensation, which is structured to reinforce and encourage management’s commitment to enhancing profitability and stockholder value over the long‑term.

For fiscal year 2016, total compensation (based on the compensation amounts reported in the Summary Compensation Table) for the Company’s NEOs was distributed as follows:

Annual Salary

Annual salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day‑to‑day contributions the executive makes to the Company. Salaries for our NEOs are generally reviewed by the Compensation Committee on an annual basis. Each review does not necessarily result in an adjustment. However, as deemed appropriate at any time to help ensure ongoing market competitiveness in annual salary as an element of total compensation, the Compensation Committee may elect to provide for adjustments in annual salary. It is the goal of the Compensation Committee to establish executive officers’ annual base salaries at approximately the median for comparable positions within our Peer Group while considering the other factors noted above under “Core Components of Compensation and Compensation Levels” and prior changes to the executive’s compensation. For newly-hired executives, the Compensation Committee also considers the executive’s compensation history and the compensation required to attract the executive to the Company. There is no specific weighting applied to any of these factors in setting annual salaries and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment. For fiscal year 2016, the actual base salaries approximated or were below the medians for comparable positions within our Peer Group. All of the NEOs received annual salary increases in fiscal year 2016 to maintain the positioning of their salary levels at approximately the median for comparable positions within our Peer Group or to bring their salary levels closer to the median for comparable positions within our Peer Group:

Named Executive Officer	FY15 Annual Salary	FY16 Annual Salary	Percent Increase (FY16 vs. FY15)
Mr. Maheswaran	$550,000	$580,000	5.5%
Mr. Chukwu	$350,000	$375,000	7.1%
Mr. Beauchamp (1)	$243,000	$263,000	8.2%
Mr. Kim	$310,000	$325,000	4.8%
Mr. Silberstein	$285,000	$310,000	8.1%
(1)

Mr. Beauchamp’s annual base pay is converted from Canadian dollars (CAD) to U.S. dollars (USD) using a conversion rate of 1CAD = USD 0.7153 which was the CAD to USD conversion rate as of January 31, 2016.

 Executive Bonus Plan

Annual cash incentive awards are designed to motivate executive officers to achieve certain strategic, operational, and financial goals which can be evaluated on an annual basis. Annual cash incentive goal setting is done as part of the annual fiscal year business planning activity of the Company. Company business goals are established at the beginning of each fiscal year by an interactive process between the Board and management. The end result of this annual business planning process is the Company’s fiscal year Annual Business Plan (“ABP”), which is reviewed and approved by the Board at its first regular meeting in the applicable fiscal year.

Following adoption of the fiscal year ABP, the Compensation Committee, in consultation with the Board, selects one or more specific goals from the ABP that are determined by the Compensation Committee to be key for the growth and success of the Company in the applicable fiscal year and beyond. The goals are selected so that, in the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections, superior performance will be required to achieve the goals. The selected goals are then incorporated into the annual cash incentive plan for the CEO, and a subset of those goals is selected as the basis for the annual cash incentive plan for the other executive officers. This approach results in having a consistent financial performance target apply broadly for annual cash incentive purposes from the senior executive level to the middle management and functional professional employees serving the Company. The annual cash incentive plans are adopted and approved by the Compensation Committee at its first regular meeting in the applicable fiscal year in concert with adoption of the ABP.

The ABP financial goals to be used for annual cash incentive purposes are established on a non‑GAAP basis. As used in this Proxy Statement, “non‑ GAAP operating income” means our operating income, adjusted to exclude from the applicable financial measure, as reported for purposes of our financial statements, items such as stock‑based compensation expense, restructuring, integration, transaction and other acquisition‑related expenses, intangible amortization and impairments, and other items which would not otherwise have been incurred by the Company in the normal course of the Company's business operations or are not reflective of the Company's core results over time. The Compensation Committee believes that the excluded items do not reflect the primary operating performance of the Company. The Company reports the exclusions reflected in the calculation of non‑GAAP amounts each quarter when it publicly reports its earnings.

Each executive has a target annual cash incentive potential that is set as a percentage of annual base salary. That target annual cash incentive is set by the Compensation Committee for each executive officer position after considering the factors noted above under “Core Components of Compensation and Compensation Levels” and the target annual cash incentive levels of comparable positions among our Peer Group. There is no specific weighting applied to any of these factors in setting the target annual cash incentive levels and the process ultimately relies on the subjective exercise of the

Compensation Committee’s judgment. For fiscal year 2016, the target annual cash incentive opportunities were generally above the median for comparable positions within our Peer Group but were balanced by targeted financial goals that the Compensation Committee believed would be difficult to obtain, such that the annual cash incentive opportunity would motivate and pay for superior performance. As evidence of the Compensation Committee’s goal‑setting process, the financial goals established by the Compensation Committee for these purposes for fiscal year 2016 were not, in fact, obtained at the targeted levels, and the actual cash incentive amounts paid under the Executive Bonus Plan for fiscal year 2016 were below their targeted levels.

Executive Bonus Plan (excluding CEO)

Our NEOs (other than our CEO) participate in an annual cash incentive program (referred to herein as the “Executive Bonus Plan”). The Executive Bonus Plan provides each executive with an opportunity to earn an annual cash incentive based on the Company’s performance in relation to certain pre‑established annual financial goals as well as the executive’s individual performance.

For fiscal year 2016, the target annual cash incentive potential (expressed as a percentage of base salary) for each of our NEOs (other than our CEO) was as follows:

Named Executive Officer	Target Annual Cash Incentive as Percentage of Base Salary
Mr. Chukwu Executive Vice President and Chief Financial Officer	80%
Mr. Kim Senior Vice President, Worldwide Sales	75%
Mr. Beauchamp Executive Vice President and General Manager, Signal Integrity Product Group	80%
Mr. Silberstein Senior Vice President, Worldwide Operations	70%

Target annual cash incentive amounts were the same as in fiscal year 2015 for Messrs. Chukwu and Kim. The target annual cash incentive amounts for Messrs. Beauchamp and Silberstein were increased from 75% and 60%, respectively, of base salary in fiscal year 2015 to 80% and 70%, respectively, of base salary in fiscal year 2016. The Compensation Committee made these changes to bring their respective target annual cash incentive amounts more in line with target annual cash incentive amounts for executive and senior vice president positions, respectively, at the Company.

Under the Executive Bonus Plan, each executive’s target annual cash incentive for fiscal year 2016 was scored in two parts. Fifty percent (50%) of the target annual cash incentive potential was based on the Company’s attainment of a key financial goal for the fiscal year (the “Company Performance Portion”) as set by the Compensation Committee at the start of the fiscal year. The remaining fifty percent (50%) of the executive’s target annual cash incentive potential was based on the executive’s individual performance for the fiscal year (the “Individual Performance Portion”). The Compensation Committee believes this allocation between Company and individual performance creates an appropriate balance between achieving short term (one year) financial objectives and longer term infrastructure and product expansion goals. In particular, during fiscal 2016 considerable time was devoted by the NEOs towards development of the Company’s LoRa technologies, including the formation of the LoRa™ Alliance, the signal integrity products that support up to 100 Gbps applications targeted at datacenter and PON applications, and the wireless charging product lines for Internet of Things (IoT) and smart applications, and the successful implementation of the Company’s world-wide ERP system. The Compensation Committee believes that allocating 50% of the annual target incentive for the NEOs (other than the CEO) to the individual performance component provides it with the flexibility to incentivize and reward achievements that promote the long-term growth and success of the Company.

Additionally, the Compensation Committee retains broad discretion to adjust (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment.

Company Performance Portion of Fiscal Year 2016 Executive Bonus Plan (excluding CEO)

As described above, the financial goals are established by the Compensation Committee at the start of the applicable fiscal year. For our fiscal year 2016, the key financial performance goal established by the Compensation Committee was non‑GAAP operating income. We believe non‑GAAP operating income is currently the best measure of the Company’s core operating performance, as it reflects the essential results of ongoing base business functions and results without the impact (positive or negative) of extraordinary and non‑operational matters. The Compensation Committee believes that non‑GAAP operating income, as the metric used for the fiscal year financial performance goal, focuses performance on the parallel objectives of increasing revenue and controlling operating expenses.

The target set for fiscal year 2016 non‑GAAP operating income was $162,000,000. In the judgment of the Compensation Committee in light of available business intelligence, forecasts and projections at the time it established this goal, superior performance would be required to achieve the goal. The Compensation Committee also established a scoring matrix to determine the percentage of the Company Performance Portion payable based on actual 2016 non‑GAAP operating income performance against the fiscal year 2016 goal of $162,000,000 as follows:

(1)	Non-GAAP operating income less than 80% of the target level: pay none of the Company Performance Portion
(2)	Non‑GAAP operating income at 80% of the target level: pay 50% for the Company Performance Portion
(3)	Non‑GAAP operating income at 90% of the target level: pay 70% for the Company Performance Portion
(4)	Non‑GAAP operating income at 100% of the target level: pay 80% for the Company Performance Portion
(5)	Non‑GAAP operating income at 125% of the target level or above: pay 130% for the Company Performance Portion

Our fiscal year 2016 non‑GAAP operating income of $79,600,000 was 49% of the $162,000,000 goal for the year. Based on this result and the matrix above, the Compensation Committee determined that no portion of the Company Performance Portion would be paid.

Individual Performance Portion of Fiscal Year 2016 Executive Bonus Plan (excluding CEO)

For each executive’s Individual Performance Portion of the Executive Bonus Plan, the Compensation Committee receives and considers the CEO’s subjective managerial assessment of the executive. The CEO evaluates several key executive performance criteria in his overall evaluation of individual executive performance with no specific weight being applied to any one factor. Matters evaluated include:

(1)	Performance of the business unit or department the executive is responsible for managing.
(2)	The executive’s contributions to achievement of the Company’s financial and operational goals and strategic objectives.
(3)	The ability of the executive to lead and develop key subordinates.
(4)	Related individualized and function‑specific managerial observations and impressions of executive job performance.

Based on the individual performance assessment, an executive may receive from 0% to 200% of the target for the Individual Performance Portion as recommended by the CEO (for NEO’s other than himself) and approved by the Compensation Committee.

The Individual Performance Portion for each NEO reflects the Compensation Committee’s assessment of the performance of the department or business unit the executive is responsible for, the executive’s individual performance as assessed by the CEO, and the executive’s contributions to the Company’s overall operating performance. The following NEO achievements in fiscal year 2016 were highlighted in the Compensation Committee’s determinations:

NAMED EXECUTIVE OFFICER	KEY ACCOMPLISHMENTS
Mr. Chukwu

Key accomplishments: Led the effort to reduce operating expenses and to better align the Company’s operating expenses in relation to its revenue and its focus on long-term growth areas and key opportunities such as the development of LoRa technologies and networks. Was responsible for successfully managing IT and the implementation of the enterprise resource planning (“ERP”) system project.

Mr. Beauchamp

Key accomplishments: Responsible for the Signal Integrity Product group marketing and sales effort, and led that effort to a record revenue year for that product group in fiscal year 2016. Drove the effort in new design wins resulting in record design wins for the Company.

Mr. Kim

Key accomplishments: Led effort to minimize sales decline resulting from the decrease in the business of our large Korean customer, and to educate and train the sales organization to sell and license new growth products such as those associated with LoRa as well as products associated with the Company’s newly-acquired businesses.

Mr. Silberstein

Key accomplishments: Played critical role in ERP system implementation and Company restructuring efforts, and strengthened relationships with key foundries and fabricators in order to secure greater capacity in situations of supply constraints.

After consideration of the factors and accomplishments described above, the Committee approved the following individual performance factors: Mr. Chukwu – 107%; Mr. Beauchamp – 160%; Mr. Kim – 100%; and Mr. Silberstein – 100%. Mr. Beauchamp’s percentage was significantly larger than the percentage set for the other executives because the Compensation Committee considered the record revenue year for the Signal Integrity Product group in fiscal year 2016 to be particularly important in assessing individual contributions for the year.

Total Fiscal Year 2016 Executive Bonus Plan Payments (excluding CEO)

The combination of the Company Performance Portion and the Individual Performance Portion for each NEO resulted in the following annual cash incentive payments to the NEOs for fiscal year 2016 under the Executive Bonus Plan. The Compensation Committee did not exercise any discretion to adjust final payment amounts once they had been determined based on the Company and Individual Performance Portions.

NAMED EXECUTIVE OFFICER	TARGET BONUS	ACHIEVED BONUS
Mr. Chukwu	$300,000	$160,000
Mr. Beauchamp	$210,400	$165,000
Mr. Kim	$243,750	$121,875
Mr. Silberstein	$217,000	$108,500

CEO Bonus Plan

In June 2008, the Compensation Committee implemented an annual cash incentive plan for our CEO (the “CEO Bonus Plan”), which remained in place for fiscal year 2016. The CEO Bonus Plan was established in recognition of the unique role of the CEO and the desire to provide him an incentive to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a target annual cash incentive potential expressed as a percentage of base salary, which the CEO is eligible to receive based on the achievement of certain absolute and relative financial goals and on the Board’s assessment of the CEO’s overall performance. The CEO Bonus Plan provides that, depending on performance, the CEO’s annual cash incentive payout in any year may range from 0% to 200% of the CEO’s annual base salary. For fiscal year 2016, the target annual cash incentive for Mr. Maheswaran was 125% of his annual base salary, which was the same target annual cash incentive percent that had been in effect for him in fiscal year 2015.

The CEO Bonus Plan contained four weighted factors: (1) non‑GAAP operating income performance; (2) Net Revenue Growth (year‑over‑ year); (3) Earnings Per Share (“EPS”) Growth and Net Revenue Growth as compared to the “CEO Bonus Peers” (defined below); and (4) the evaluation of the CEO’s individual performance by the Board of Directors. These factors and their weighting are described below:

•

Non‑GAAP Operating Income Performance – 35% of the CEO’s annual cash incentive was based on the Company’s attainment of non‑GAAP operating income goals. This portion of the CEO Bonus Plan is calculated in the same manner and per the same guidelines and method of determination as the Company Performance Portion of the Executive Bonus Plan as discussed above.

•

Net Revenue Growth – 25% of the CEO’s annual cash incentive was based on net revenue growth goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% or less than 0%):

Attainment Percentage	=	100% multiplied by	(Fiscal year 2016 Net Revenue minus prior fiscal year 2015 Net Revenue) (Net Revenue from the 2016 Annual Business Plan minus prior fiscal year 2015 Net Revenue)
•

EPS and Net Revenue Growth compared to CEO Bonus Peers – 20% of the CEO’s annual cash incentive was based on the Company’s achievements in net revenue growth and EPS growth, as measured relative to such growth at the following companies (collectively, the “CEO Bonus Peers”), which were selected and established as the CEO Bonus Peers by the Compensation Committee at the start of fiscal year 2016:

Fairchild Semiconductor International, Inc.; Integrated Device Technology, Inc.; Intersil Corporation; IXYS Corporation; Linear Technology Corporation; Maxim Integrated Products, Inc.; Microsemi Corporation; Monolithic Power Systems, Inc.; ON Semiconductor Corporation; and Texas Instruments Incorporated.

For each CEO Bonus Peer, EPS growth and Net Revenue growth were measured by comparing that company’s performance levels for the company’s fiscal year that ends with or during the Company’s 2016 fiscal year against the company’s performance levels for its immediately preceding fiscal year, in each case as reflected in its reported financial information.

The Compensation Committee determined that it was appropriate to use a different set of companies for CEO Bonus Plan purposes as compared to the Peer Group used generally for compensation comparisons identified above. These fiscal year 2016 CEO Bonus Peers were specifically selected for use to measure our CEO’s performance based on similarities to the Company in terms of industry focus, business unit product lines, business characteristics, and status as a competitor of the Company in whole or in material part. Since this group of companies was used to measure performance as described above and not as a reference point to establish actual compensation levels, the Compensation Committee did not feel it necessary or appropriate to limit the group of companies considered based on the size of the company. The selected group of companies establishes an industry‑representative set of directly competitive companies, and the Compensation Committee believes that comparison to and measurement against the performance of the CEO Bonus Peers provides a meaningful performance incentive to Mr. Maheswaran.

Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment. As indicated in the chart, if the

Company did not achieve the threshold 50th percentile level for either the EPS growth metric or the Net Revenue growth metric, no payout would be made for this component.

Net Revenue Growth Relative to CEO Bonus Peers	Earnings Per Share Growth Relative to CEO Bonus Peers	Percentage of Attainment
Below 50th percentile	Below 50th percentile	0%
Below 50th percentile	50th percentile or better	50%
50th percentile or better	Below 50th percentile	50%
At or above 50th percentile but below 75th percentile	At or above 50th percentile but below 75th percentile	100%
75th percentile or better	At or above 50th percentile but below 75th percentile	150%
At or above 50th percentile but below 75th percentile	75th percentile or better	150%
75th percentile or better	75th percentile or better	200%
•

Board of Directors CEO Performance Evaluation – 20% of the CEO’s annual cash incentive is based on the assessment by the Board (excluding the CEO) of the CEO’s overall performance and leadership. The Board evaluates the CEO’s individual performance in five major categories:

1.	Strategy – including establishment of, and attainment in relation to, annual and longer-range strategic objectives.
2.

Operations – including overall operational effectiveness and results, measured in part by factors such as effectiveness in research and development spending, costs of quality, and revenue per employee metrics.

3.	Finance and Human Capital – including overall quality, transparency and accuracy of financial reporting both external and to the Board, and overall employee morale, retention rates, and motivation.
4.	Board Relations – including overall level, frequency, availability, and materiality of interactions with and reports to the Board of Directors in his capacity as CEO.
5.	Stockholder Relations and Value – including analyst, investor, and overall market assessment of the Company as an industry leader and high quality investment.

Evaluation of the CEO’s individual performance by the Board involves, by its nature, subjective judgments made in good faith, in considering factors that are included in and relevant to the major categories noted above. The Board considers all of these factors to be equally weighted in making its evaluation.

The Chairman of the Board provides the summarized results of this annual evaluation to the Compensation Committee. The Compensation Committee considers the evaluation report and establishes an award from 0% to 200% of the target attributable to this factor.

As noted above for the Executive Bonus Plan, the Compensation Committee retains broad discretion (up or down, including withholding entirely) part or all of a proposed annual cash incentive payment to the CEO.

Fiscal Year 2016 CEO Bonus Plan Targets and Results

Non GAAP Operating Income Performance – The non‑GAAP operating income goal and scoring matrix for the CEO Bonus Plan are the same as that set forth for the Executive Bonus Plan described above under “Executive Bonus Plan – Company Performance Portion of Fiscal Year 2016 Executive Bonus Plan (excluding CEO).” For fiscal year 2016, the non‑GAAP operating income goal was set at $162,000,000 as a part of the ABP process. At the time the fiscal year 2016 non‑GAAP operating income goal was set, the Compensation Committee’s judgment was that this goal would be difficult to achieve. For fiscal year 2016, the non‑GAAP operating income achieved was $79,600,000, resulting in no payout for this portion of the CEO Bonus Plan. This element of Mr. Maheswaran’s annual cash incentive was consistent with annual cash incentive payments to our other executives in relation to non‑GAAP operating income performance in fiscal year 2016 under the Executive Bonus Plan.

Net Revenue Growth (Year‑over‑Year) – The net revenue goal established by the Board in the fiscal year 2016 ABP was $628,000,000, which reflected revenue growth of $70,000,000 or 12.5% above actual 2015 net revenue. The Compensation Committee believed that, in the general economic environment at the time the net revenue growth goal was being established, with the global business forecasts available to us, achieving that specified level of net revenue would be challenging yet achievable. The net revenue for fiscal year 2016, however, was $491,000,000, resulting in no payout for this portion of the CEO Bonus Plan.

Performance Relative to CEO Bonus Peers based on EPS Growth and Net Revenue Growth – This portion of the CEO Bonus Plan is based on a combination of comparative net revenue growth and EPS growth. The Company’s EPS growth for the full fiscal year 2016 was a decrease of 43.8% year‑over‑year. This EPS performance was at the 33.8 percentile of the CEO Bonus Peers. The Company’s net revenue growth for the full fiscal year 2016 was a decrease of 12% year‑over‑year. This net revenue growth performance was at the 20.2 percentile of the CEO Bonus Peers. The combined performance on net revenue growth and EPS growth resulted in no payout for this portion of the CEO Bonus Plan.

Board of Directors CEO Individual Performance Evaluation – In addition to considering financial results, the Board also evaluated the CEO’s performance for fiscal year 2016 in the five individual performance categories noted above. Specifically, the Board considered the Company’s achievements realized in fiscal 2016 under the CEO’s leadership including the successful implementation of the Company’s worldwide ERP system, the development of the LoRa technologies, the successful launch of the LoRa Alliance and the global acceleration of LoRa networks. Formation of the LoRa Alliance, which the Board considered to be an important long-term growth initiative for the Company, and the growth in the number of announced LoRa networks were a key focus for the CEO. The Board considered the CEO’s performance in this regard to be superior as the LoRa Alliance added over 200 member companies during fiscal 2016 (which significantly exceeded the Company’s expectations) and the initiation of deployment of approximately ten LoRa networks. Other key achievements under the leadership of the CEO included the development of signal integrity products that support up to 100 Gbps applications, and wireless charging and protection product lines. The Board believes these and other achievements in fiscal year 2016 well-position the Company to take advantage of some of the industry’s fastest-growing markets including Internet of Things (IoT), datacenter and associated markets, passive optical networking (PON), 4G/LTE wireless base stations, high-end consumer devices, and emerging automotive infotainment markets. The Board also reviewed the development of several newer members to the Company’s senior management team under the CEO’s leadership and, again, found the CEO’s performance to be superior in this regard. The Committee also considered the Board’s comments and input on the performance of the CEO in the five major categories discussed above. While taking all of these items into account, the Board and the Compensation Committee also felt that the final fiscal year 2016 bonus amount for the CEO should be adjusted downward to reflect the Company’s financial performance in fiscal year 2016. Accordingly, the Compensation Committee established an individual performance factor of 160% for this portion of the CEO Bonus Plan which resulted in a fiscal year 2016 bonus for the CEO that was $50,000 less than his fiscal year 2015 bonus.

CEO Annual Cash Incentive Payment for Fiscal Year 2016

Based on the established goals and the results described above, for fiscal year 2016, Mr. Maheswaran received a total payout under the CEO Bonus Plan of $225,000 (approximately 32% of his target annual cash incentive amount), which was produced by the 160% factor for the 20% portion of the annual cash incentive opportunity corresponding to the individual performance evaluation. There was no payout for any of the other portions of the annual cash incentive opportunity and the Compensation Committee did not exercise any discretion in adjusting the annual cash incentive amount produced by the framework described above.

Equity Incentive Awards

The Compensation Committee believes that equity incentive awards serve to align the interests of executives with those of the Company’s stockholders, motivate executives to create and sustain value in the Company over a longer term than annual cash incentives (which are typically paid on a short‑term, or annual, basis), and encourage our executives to avoid taking excessive risks that might have a significant short term or prolonged negative impact on our stock price. The equity award vehicles used in fiscal year 2016 were:

•	stock options
•	time‑based restricted stock unit awards
•	performance‑based restricted stock units (subject to both time‑ and performance‑based vesting requirements)
•	restricted stock units granted to help our executives satisfy our executive stock ownership guidelines

All equity incentive awards have some multi‑year vesting or measurement period component. Generally, the periods are three or four years. This multi‑year element serves as a significant “holding period” in terms of requiring the executive to retain the underlying equity interest until some future date following the grant date of the award. The Compensation Committee believes that the inclusion of this vesting period component further aligns the long‑term interests of the executive with the long‑term interests of the Company’s stockholders and functions as a retention incentive for the executive.

In granting equity awards, the Compensation Committee considers the factors noted above under “Core Components of Compensation and Compensation Levels” and the value of such awards in comparison to awards to comparable executives within our Peer Group. There is no specific weighting applied to any of these factors and the process ultimately relies on the Compensation Committee’s judgment. The grant‑date value of equity‑based incentives granted to our NEOs during fiscal year 2016, while determined on an individual basis, was generally positioned above the median for comparable positions within our Peer Group. The Compensation Committee believed that positioning these values to generally be above the median for comparable positions for the Peer Group was balanced by the performance‑based restricted stock units having targeted goals that the Compensation Committee believed would be difficult to obtain.

The Compensation Committee believes that a balance of stock options, time‑based restricted stock units, and performance‑based restricted stock units provides the best incentive to executives to responsibly create growth in stockholder value. In addition, the Compensation Committee believes that approximately one‑half of our annual restricted stock unit awards should be subject to both time and performance‑based vesting requirements, with the remainder being subject only to time/service‑based vesting conditions. This distribution between performance and time‑based vesting is intended to provide complimentary motivations for performance as well as retention, and to provide the executive the ability to secure benefits both in nearer term (i.e., annual vesting) as well as at the end of multi‑year (i.e., performance‑based) periods.

In fiscal year 2016, allocation of the value of the annual equity awards which are performance‑based (stock options and performance‑based restricted stock unit awards) compared to equity awards which are service‑based (time‑based restricted stock unit awards and executive ownership restricted stock unit awards), valued as of the grant date and using the values for the awards reflected in the Summary Compensation Table, were as follows:

Executive	Fiscal Year 2016 Annual Equity Grant: Stock Options	Fiscal Year 2016 Annual Equity Grant: Performance‑based Restricted Stock Units	Fiscal Year 2016 Annual Equity Grants: Time‑based Restricted Stock Units
Mr. Maheswaran	16.9%	51.9%	31.2%
Mr. Chukwu	8.9%	45.6%	45.5%
Mr. Beauchamp	6.1%	47.0%	47.0%
Mr. Kim	10.0%	51.4%	38.6%
Mr. Silberstein	10.6%	40.7%	48.8%

This allocation between the different types of equity awards is generally consistent with the allocation used for the NEOs’ fiscal year 2015 equity grants (excluding the special long-term incentive award which was granted to the CEO during fiscal year 2015 and described in more detail below). For performance-based awards, the Compensation Committee sets goals that are intended to be challenging and attainable only if the Company performs at a high level during the performance period. The rigor of these goals is evidenced by the fact that the awards granted to the NEOs for fiscal year 2013 (which covered a three-year performance period through fiscal year 2015) and fiscal year 2014 (which covered a three-year performance period through fiscal year 2016) did not vest and were forfeited entirely because the applicable goals were not achieved.

Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate executives to focus on overall corporate performance over the long‑term and to align their interests with those of our stockholders. This occurs because stock options deliver no actual compensation to an executive unless there is an increase in the stock price above the exercise price of the option as set on the grant date of the option award (which is equal to the closing price of the Company’s common stock on the applicable grant date). Stock option awards that vest over time (multiple‑year vesting schedules) serve to align the interests of the executive with the interests of the Company’s stockholders in growing the stock price of the Company, as the options will only have value if the fair market value of the Company’s stock appreciates above the exercise price of the options, and provide a retention incentive over the vesting period. Generally, stock option grants to our NEOs vest annually over a three-year period measured from the date of grant and in all events will terminate six years from the date of grant, subject to earlier termination in connection with a termination of the executive’s employment.

Restricted Stock Unit Awards

Our restricted stock unit awards represent a contingent right to receive one share of our common stock or, in the Compensation Committee’s discretion, the payment of cash for each unit in an amount equal to the fair market value of our common stock. The Compensation Committee believes that grants of time‑based vesting restricted stock unit awards (“Time-Based Units”) are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders, since our grants of restricted stock unit awards have intrinsic economic value which correlates directly to our stock price. Thus, the value of a restricted stock unit award can go up or down depending on the changes to our stock price over time. While restricted stock unit awards will always have some intrinsic value as long as our stock remains marketable, we believe our executives are motivated to seek to increase the intrinsic value through Company performance that is reflected in favorable and sustainable increases in our stock price. We believe that actions or business decisions carrying risks that might reduce our stock price are discouraged by the correlation between the intrinsic value of these awards and the growth of our stock price. In addition, the Time‑Based Restricted Stock Units serve as a retention incentive over the multi‑year vesting period. Time-Based Units granted to our NEOs vest annually over three years from the date of grant, subject to the executive’s continued employment with the Company.

Performance‑Based Restricted Stock Units

Restricted stock units that are subject to both time‑ and performance‑based vesting requirements (“Performance‑Based Units”) provide an incentive for longer‑term performance, with the actual payout to the executive depending both on achieving specified financial performance goals over a three‑year period and on the change in the Company’s stock price over that period. Because Performance‑Based Units are also subject to time‑based vesting requirements, they also serve as a retention incentive over the multi‑year vesting period.

Performance‑Based Units vest only upon achievement of certain goals related to cumulative net revenue and cumulative operating income achieved over an applicable three‑year fiscal year performance period and measured on a non‑GAAP basis. These performance measurements were selected because the Compensation Committee believes that long‑term net revenue and non‑GAAP operating income are key drivers to building stockholder value over the long‑term. The awards are weighted 50% for net revenue and 50% for non‑GAAP operating income. The cumulative three‑year net revenue and non-GAAP operating income goals are set in advance of the applicable three‑year performance period, and are set at levels that the Compensation Committee believes at the time of award will be challenging to attain based on then available business intelligence, forecasts and projections. The Compensation Committee believes that this structure functions as a tool to motivate our executives to focus on sustained and increasing long‑term multi‑year revenue and income growth. As noted above, the applicable three‑year goals are set based on factors and assumptions made as of the time of award. Because the goals for the entire three-year period covered by an award are set at the time the award is granted and are not changed during the performance period, the targeted performance levels for a particular fiscal year may differ depending on the year in which the related award was granted. For example, in granting an award in fiscal year 2014 with three years of performance targets, the Compensation Committee established a targeted level of performance for fiscal year 2016 that was incorporated into the cumulative three-year performance target for that award. In subsequently granting an award in fiscal year 2015 with three years of performance targets, the Compensation Committee had flexibility to establish a different target level of performance for fiscal year 2016 (which may have been higher or lower than the target incorporated into the fiscal year 2014 award, taking into account its assessment of changes in the Company, the market, and general business conditions during 2014) for purposes of determining the cumulative three-year performance target for the fiscal year 2015 award.

The number of Performance‑Based Units subject to an award that are eligible to vest will range from 0% to 200% of the original target number of units subject to the award, depending on the actual net revenue and non‑GAAP operating income generated by the Company compared to target levels in the given three fiscal year performance period applicable to the award. If the applicable performance goals are met, one‑half of any vested Performance‑Based Units will be payable in an equal number of shares of the Company’s common stock, and the remaining half will be payable in cash, based on the closing price of the Company’s common stock on the last day of the performance period. Performance‑Based Units granted to our NEOs vest on the last day of the applicable three-year performance period, subject to the Company’s attainment of the applicable performance goals and the executive’s continued employment with the Company.

Fiscal Year 2016 Annual Equity Incentive Awards

In fiscal year 2016, the Compensation Committee granted our NEOs annual stock options, Time-Based Units and Performance‑Based Units covering, in the aggregate, the number of shares of our common stock set forth in the following table:

Executive	Stock Options	Time-Based Units	Performance‑based Restricted Stock Units
Mr. Maheswaran	70,000	33,000	55,000
Mr. Chukwu	15,000	20,000	20,000
Mr. Beauchamp	10,000	20,000	20,000
Mr. Kim	15,000	15,000	20,000
Mr. Silberstein	10,000	12,000	10,000

Fiscal Year 2016 Special Equity Incentive Award to Mr. Silberstein

In fiscal year 2016, the Compensation Committee, as it periodically does, reviewed the executive officers’ equity holdings in relation to their position and importance to the Company’s operations and future plans. The Committee also reviews an executive’s equity position with respect to other executive officers. While in the past this review has not resulted in any mid-year adjustments, the Committee determined during fiscal year 2016 that Mr. Silberstein’s position as Senior Vice President, Operations and his performance were not fully reflected in his equity awards. Accordingly, the Committee granted Mr. Silberstein an award of 20,000 restricted stock units to increase his overall equity position in the Company. The restricted stock units vest 25% annually over a four-year period from the date of grant and thus also provide an additional retention incentive.

Vesting of 2014‑2016 Performance‑Based Restricted Stock Unit Awards

The three‑year fiscal period ending with completion of our fiscal year 2016 (fiscal years 2014‑2016) completed the performance measurement period applicable to Performance‑Based Unit awards granted to our executive officers at the beginning of our fiscal year 2014. The fiscal year 2014 through fiscal year 2016 cumulative net revenue and non‑GAAP operating income performance, compared against the targets that were set at the time those awards were issued, resulted in vesting of units at 0% of the original target level. The cumulative net revenue target for fiscal year 2014 through fiscal year 2016 was $2,090,000,000, and our actual net revenue achieved for this period was $1,643,000,000. The cumulative non‑GAAP operating income target for fiscal year 2014 through fiscal year 2016 was $539,000,000, and our actual non‑GAAP operating income for this period was $336,000,000.

The following matrix reflects the payout level (the unshaded boxes, as a percentage of the target number of units subject to the award) established for the awards, with the payout level determined based on the Company’s actual cumulative net revenue and actual cumulative non-GAAP operating income for fiscal years 2014-2016 (the shaded areas in the chart).

2014‑2016 Performance‑Based Restricted Stock Unit Award: Payout Matrix

The applicable targets were set at the start of fiscal year 2014 based on assumptions made at the time of grant of the award. No adjustment, revision, or other discretionary remedy was applied at any time during the three fiscal year measurement period to override the end result of the actual three‑year Company performance. The Compensation Committee believes that this three‑year fiscal year 2014‑2016 result reflects the true “pay for performance” basis and intent of these Performance‑Based Units and the rigor of our executive compensation program.

Executive Ownership Restricted Stock Units

As described below under “Other Compensation Policies – Stock Ownership Guidelines,” the Compensation Committee has adopted stock ownership guidelines for our executive officers. The Compensation Committee grants additional restricted stock units (referred to as “Executive Ownership Restricted Stock Units” or “OSUs”) to certain of our executives to help them achieve the level of stock ownership targeted by the Compensation Committee under the guidelines. The Compensation Committee also believes that these grants further the Compensation Committee’s goal of aligning executives’ interests with those of our stockholders.

In August 2014, the Compensation Committee determined that annual equity grants to our executives should be more than sufficient to help them satisfy the level of ownership targeted by the Compensation Committee under the guidelines. Consequently, the Committee determined to phase out the special Executive Ownership Restricted Stock Units grants so that an executive officer commencing employment with the Company after August 13, 2014 will not receive such grants under this program.

The Compensation Committee now intends to grant Executive Ownership Restricted Stock Units on an annual basis, as appropriate, only to our executive officers who were first employed by the Company on or before August 13, 2014, in amounts to help them meet the goal of total equity ownership of approximately two times the executive’s annual base salary (five times base salary for the CEO) within five years of adoption of the stock ownership guidelines. As of April 2016, Mr. Beauchamp is the only NEO who will receive any additional grants under the program (with his final grant to be made during fiscal year 2017). In addition to Mr. Beauchamp, only two other Company executives remain eligible to receive any additional grants under the program. One of those executives’ eligibility will expire during fiscal year 2018 and the other’s eligibility will expire during fiscal year 2019.

Executive Ownership Restricted Stock Units granted to the Named Executive Officers in fiscal year 2016 vest on the second or third anniversary of the date of grant. Vesting is subject to and contingent on the executive’s continued employment with the Company through the applicable vesting date. In addition to the vesting requirement, there is a holding period imposed on the vested Executive Ownership Restricted Stock Units. Vested Executive Ownership Restricted Stock Units are not payable until six months after the executive’s employment with the Company terminates, helping to ensure that the executive has a substantial ownership interest in the Company throughout the executive’s period of employment to align his interests with our stockholders’ interests.

In fiscal year 2016, the Compensation Committee granted our NEOs Executive Ownership Restricted Stock Units covering, in the aggregate, the number of shares of our common stock set forth in the following table:

Executive	Executive Ownership Restricted Stock Units	Vest Date
Mr. Beauchamp	2,300	2/24/2018
Mr. Silberstein	2,300	2/24/2017

For more information regarding the equity awards granted to the NEOs during fiscal year 2016, see the “Grants of Plan‑Based Awards in Fiscal Year 2016” table and the accompanying narratives in this Proxy Statement.

CEO Special Performance Long‑Term Incentive Award

As previously disclosed in the Proxy Statement for our 2015 Annual Meeting of Stockholders, the Company made a special equity award grant to our CEO in February 2014 (the “Special CEO Award”).

Vesting of the Special CEO Award was structured such that vesting would only occur if the Company’s stock price were to reach specified levels in excess of the stock price on the day of the grant. Specifically, the Special CEO Award is eligible to vest during the period commencing February 26, 2014 and ending February 26, 2019 (the “Performance Period”) as follows: 30% of the restricted stock units covered by the Special CEO Award will vest if, during any consecutive 120‑day calendar period that commences and ends during the Performance Period, the average per‑share closing price of the Company’s common stock equals or exceeds $35.00; and the Special CEO Award would vest in full if, during any consecutive 120‑day calendar period that commences and ends during the Performance Period, the average per‑share closing price of the Company’s common stock equals or exceeds $40.00. The Special CEO Award would also vest if a majority change in control of the Company occurs during the Performance Period and, in connection with such event, the Company’s stockholders become entitled to receive per‑share consideration having a value equal to or greater than $40.00. Any restricted stock units subject to the Special CEO Award that do not vest during the Performance Period will terminate as of the last day of the Performance Period. In addition, if Mr. Maheswaran’s employment with the Company terminates, any then unvested restricted stock units subject to the Special CEO Award will terminate.

Based on the closing price of a share of the Company’s common stock of $22.75 on April 22, 2016, the Company’s stock price would have to appreciate approximately 54% by February 26, 2019 to partially vest and approximately 76% by February 26, 2019 to fully vest. In order to reward only sustained stock price growth and to eliminate short-term fluctuations in the market, the Company determined to vest the award only if the stock price was maintained over a 120-day period and therefore did not tie vesting to the stock price at a specific point in time (for example, the end of the performance period).

As of April 22, 2016, no portion of the Special CEO Award has vested.

Other Compensation

Perquisites and Benefits

During fiscal year 2016, we did not provide any significant perquisites to our NEOs. The Company provides our NEOs with certain benefits at the same level and offering made available to our other employees generally, including participation in our 401(k) retirement plan, health care plans, life insurance plans, and other welfare benefit programs. The Company also reimburses each NEO for the cost of an annual physical exam. The Compensation Committee believes that this benefit helps protect the health of the executive team at a relatively small cost to the Company.

In addition to the standard benefits offered to all of our employees generally, our U.S.‑based executives and other employees who are specifically approved by the Compensation Committee are eligible to participate in our Deferred Compensation Plan, which allows our executives to elect to defer annual salary and/or annual cash incentive income. The Deferred Compensation Plan is unfunded and unsecured, however the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan’s accrued liability. The Company matches, on a dollar‑for‑dollar basis, up to the first 20% of employee base salary contributions for our CEO, our Chief Financial Officer and our General Counsel, up to the first 15% for participants at the Vice President level, and up to the first 10% for all other participants. We believe that providing the NEOs with this deferred compensation opportunity is a cost‑effective way to permit executives to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Company is also deferred. For more information on our Deferred Compensation Plan, please see “Non‑Qualified Deferred Compensation Plan‑Fiscal Year 2016” in this Proxy Statement.

Severance

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to an NEO on a case‑by‑case basis. Currently, Mr. Maheswaran is our only NEO covered by an agreement with the Company that provides for severance benefits outside the context of a change in control transaction.

At the time Mr. Maheswaran was hired in 2006, the Compensation Committee determined that providing him with certain severance protections was a material inducement to attracting him to the Company and was appropriate in light of his position within the Company, his overall compensation package and the post‑employment restrictions he would be subject to after he no longer works for the Company. Pursuant to the terms of Mr. Maheswaran’s offer letter, originally entered into in March 2006 and as subsequently amended (the “Offer Letter”), in the event Mr. Maheswaran’s employment with us is terminated for reasons other than death, disability or “cause,” or if he terminates his employment for “good reason” within 30 days of an event giving rise to good reason, he will be entitled to 12 months of his annual salary, and 12 months continued welfare plan (medical, dental, life and long‑term disability insurance) coverage. The terms “cause” and “good reason” are defined in the Offer Letter. These severance benefits are contingent on Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment and the termination of his employment.

Change in Control Benefits

Equity Plan Change in Control Benefits

Under the terms of our stockholder approved equity incentive plans, if there is a change in control of the Company and the successor entity does not assume the obligation for the stock options or other equity‑based awards, or the awards do not otherwise remain outstanding after the transaction, then most unvested stock options and other equity based awards (other than Performance‑Based Units, described below) will become fully vested as a result of the transaction. If the successor entity does assume the obligation for stock options or other equity‑based awards in the change in control transaction, then in the event of a loss of employment within 12 months following a “change in control,” due to termination of employment by the Company without “cause” or a “constructive termination” of the participant (as those terms are defined in the applicable plan), certain then unvested stock options and other equity based awards (but not including Performance‑Based Units granted under the Company’s 2008 and 2013 Long‑Term Equity Incentive Plans) will become fully vested.

For our Performance‑Based Units, on a “change in control,” if the surviving entity does not assume or continue the applicable award in effect per its original terms, and unless otherwise expressly provided for in an applicable award or participation agreement, as to any then outstanding and unvested Company equity awards that are subject to performance-based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time-based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time-based vesting equity awards as described above).

Deferred Compensation Plan

Our Deferred Compensation Plan provides for vesting of account balances attributable to Company matching contributions on involuntary termination of employment within 18 months of a change in control.

Executive Change in Control Retention Plan

The Compensation Committee believes that providing severance protections to our executive officers should a change in control occur is in the best interests of the Company and our stockholders in order to provide additional retention incentives to the selected executive officers and to encourage them to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain. On December 19, 2014, the Compensation Committee adopted the Semtech Corporation Executive Change in Control Retention Plan (the “CIC Plan”). The CIC Plan superseded and replaced in its entirety the Company’s prior Change in Control Retention Plan, the Semtech Corporation Amended and Restated Executive Change in Control Retention Plan, which originally took effect on September 28, 2010 (the “Prior CIC Plan”). Mr. Maheswaran’s Offer Letter includes severance protections, discussed below. Accordingly, he does not participate in the CIC Plan and did not participate in the Prior CIC Plan. Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law. Accordingly, Mr. Beauchamp does not participate in the CIC Plan. Our other NEOs participate in the CIC Plan.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a “change in control” (as defined in the CIC Plan). If the CIC Plan participant’s employment is terminated by the Company other than for “cause” (as defined in the CIC Plan) or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive certain severance benefits. For these purposes, a “change in control window” is defined as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A more detailed description and discussion of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction; eliminating the automatic accelerated vesting provisions that had been included in the Prior CIC Plan. The CIC Plan does not include a tax “gross‑up” provision. Instead, if any payment or benefit received by a participant in the CIC Plan in connection with a change in control of the Company would have been subject to any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after‑tax position (taking into account federal, state and local income taxes and the Excise Tax).

A more detailed description of the CIC Plan is found below in this Proxy Statement in the report on Executive Compensation, under the heading “Potential Payments on Termination or Change in Control.”

CEO Change in Control Arrangements

As noted above, Mr. Maheswaran does not participate in the CIC Plan or the Prior CIC Plan. Severance protections for Mr. Maheswaran are provided in his Offer Letter. Mr. Maheswaran’s Offer Letter provided that he would be entitled to certain enhanced severance benefits if, within 12 months following a “change in control” (as defined in the Offer Letter), his employment with us is terminated for reasons other than death, disability or “cause,” or if he had terminated his employment for “good reason” within 30 days of an event giving rise to good reason. In December 2014, the Compensation Committee determined that it was advisable to amend Mr. Maheswaran’s Offer Letter to conform to certain of the provisions of the CIC Plan to provide consistency in these provisions among the executive team and to provide for a new five‑year term that will expire on December 19, 2019, subject to earlier termination upon a termination of Mr. Maheswaran’s employment. The Offer Letter amendments provide that, instead of severance benefits being triggered by a termination of his employment with us within 12 months following a change in control under the circumstances described above, Mr. Maheswaran would be entitled to such enhanced severance benefits if his employment with us is terminated under the circumstances described above during a “change in control window.” For these purposes, a “change in control window” has the same meaning as provided under the CIC Plan. In the event the employment of Mr. Maheswaran is terminated under such circumstances, he would be entitled to cash severance benefits equal to two times his annual salary, two times his target annual cash incentive, a pro‑rated annual cash incentive for the fiscal year of the termination, and up to 24 months continued welfare plan (medical, dental, life and long‑term disability insurance) coverage.

We believe it is appropriate to provide these protections for Mr. Maheswaran for the same reasons we provide benefits under the Change in Control Plan to the other NEOs as described above. Mr. Maheswaran’s Offer Letter also provides severance protections should his employment be terminated in certain circumstances outside of a change in control window. These provisions were negotiated with Mr. Maheswaran when he joined the Company.

When Mr. Maheswaran was initially hired in 2006, the Company agreed to reimburse Mr. Maheswaran for the full amount of the Excise Tax on or arising from our severance benefits paid to him as a result of a change in control (the “Tax Gross‑up Provision”). On February 27, 2014, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Maheswaran to amend his Offer Letter. The Letter Agreement removed from the Offer Letter the Tax Gross‑up Provision. Instead, Mr. Maheswaran’s payments and benefits payable in connection with a change in control will either be reduced, but not below zero, as necessary to avoid Mr. Maheswaran incurring any such Excise Tax or be paid in full, with Mr. Maheswaran paying any Excise Tax due, whichever places Mr. Maheswaran in the better after‑tax position. This approach was retained in the December 2014 amendments to Mr. Maheswaran’s Offer Letter; Mr. Maheswaran is not entitled to a tax gross‑up for any Excise Tax.

For more information on our severance and change in control arrangements with the NEOs, including a more detailed description of Mr. Maheswaran’s Offer Letter, please see “Potential Payments on Termination or Change in Control” below in this Proxy Statement.

Role of Management, Consultants and Others in Determining Compensation

All decisions regarding compensation of our executive officers are made by the Compensation Committee. The Compensation Committee provides regular updates to the Board of Directors regarding its decisions.

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;
•	Provides evaluations for other executive officers (including our NEOs, other than himself); and
•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions (other than regarding himself).

Our CFO evaluates the financial implications of the Company’s compensation program. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the NEOs.

The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards and guidelines of third‑party proxy advisory services used by many institutional investors. During fiscal year 2016, the Compensation Committee engaged the services of Mercer (US), Inc. (“Mercer”) which, in connection with its use of survey data provided by the Company’s management among other resources, advised, informed, and made recommendations to the Compensation Committee in its review of executive officer compensation, including competitiveness and comparison to peer companies.

Except as noted below, Mercer did not provide the Compensation Committee nor the Company with any additional services or products during fiscal year 2016 beyond the services to the Compensation Committee described in this

CD&A. In November 2014, Mercer acquired Jeitosa Group International (“Jeitosa”), a Workday Advisory Partner and Deployment Partner. The Company uses Jeitosa as its Human Resources Information System (HRIS) consultant to expand Workday functionality. These projects include Workday Absence, Time Tracking, Project Tracking, and Payroll Interface. The Company paid Jeitosa approximately $2,958 for these services in fiscal year 2016.

The decision to engage Mercer was made by the Compensation Committee. The decision to engage Jeitosa was made by Company management. Although the Compensation Committee did not specifically approve the engagement of Jeitosa, the Compensation Committee has reviewed these other services and, after consideration of such services and other factors prescribed by the Securities and Exchange Commission for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf) and the Compensation Committee believes that Mercer is independent. In reaching this determination, the Company considered the following factors, all of which were confirmed by Mercer:

•

Other than the services provided by Jeitosa identified above and Mercer’s services provided under its engagement by the Compensation Committee, Mercer and its affiliates provided no services to the Company during fiscal year 2016;

•

The aggregate amount of fees paid or payable by the Company to Mercer and its affiliates for fiscal year 2016 represented less than 1% of total revenue for Mercer and its affiliates for fiscal year 2016;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;
•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and
•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer, or other Mercer affiliates and any executive officer of the Company other than in respect of the services provided to the Company as described above.

The Compensation Committee selected Mercer as a compensation advisor because of its past performance in providing timely and detailed analyses, its broad knowledge of the semiconductor sector and compensation governance trends, and its in‑depth understanding of the Company’s executive compensation plans.

Mercer assists the Compensation Committee in the selection of peer group companies. The Compensation Committee sets the financial and market parameters for selecting a peer group. Within the established parameters, Mercer analyzes the relevant information and recommends to the Compensation Committee companies to be incorporated into the peer group. Mercer also analyzes peer company surveys and disclosures to determine executive positions within the peer group that are comparable to the Company’s executives. Mercer then analyzes the components of compensation for each of the Company executives relative to their peers. The Compensation Committee considers this Mercer analysis as one of the factors in determining the compensation for the Company’s executives.

Mercer also collects data from the peer companies’ public disclosures in order to calculate the Company’s performance on certain financial metrics relative to the peer companies. This information is used by the Compensation Committee to calculate the annual CEO annual cash incentive using the methodology described above under the section entitled “CEO Bonus Plan.”

As requested by the Compensation Committee from time to time, Mercer advises the Compensation Committee on trends in compensation plans, compensation governance, and relevant regulatory matters. In addition, Mercer also annually evaluates the Company’s executive compensation practices, including CEO compensation, using the published standards and guidelines of third‑party proxy advisory services to help ensure the Compensation Committee is aware of any pay practice or governance issues which may deserve re‑examination. On request of the Compensation Committee, Mercer also provides analyses on trends in “say‑on‑pay” shareholder voting and the Company executive compensation as compared to certain peer companies.

Other Compensation Policies

Stock Ownership Guidelines

To further our objective of aligning the interests of management with those of our stockholders, the Company maintains stock ownership guidelines for our executive officers. Under these guidelines, each of our executive officers employed with the Company on or before August 13, 2014 is to acquire and maintain a level of equity ownership of the Company (which may include shares of the Company’s stock, stock options, restricted stock, or restricted stock units) that has a value approximately equal to two times (five times in the case of the CEO) the annual base salary of such executive officer. The applicable ownership level is expected to be achieved within five years of the effective date of the guidelines for officers serving as of the adoption of the guidelines.

Description of Employment Arrangements

All of our NEOs are employed on an at‑will basis and none of our NEOs are employed under the terms of an employment agreement for a fixed term. We do, however, issue written offer letters from time to time to prospective executives that set forth their initial terms of compensation and other material terms including, in the case of Mr. Maheswaran, post‑termination severance obligations, and we provide certain severance protections under the CIC Plan, as described above under “Other Compensation – Severance.”

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1 million paid to their chief executive officer and certain of their other executive officers unless certain performance and other requirements are met. The Company and the Compensation Committee review and consider the deductibility of executive compensation under Section 162(m) when considering our executive compensation programs. However, we believe the Company’s goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives, and we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. In addition, a number of requirements must be met in order for particular compensation to qualify under Section 162(m). There can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of structuring compensation paid to our executive officers that it believes is reasonable, performance‑based and consistent with the goals of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based on this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10‑K for fiscal year 2016. Respectfully submitted by THE COMPENSATION COMMITTEE

Bruce C. Edwards, Chair	Glen M. Antle	Ye Jane Li (1)	Dr. Carmelo J. Santoro
(1)

James P. Burra served as a member of the Compensation Committee until the appointment of Ms. Li as a member of the Compensation Committee, effective February 25, 2016, at which time Mr. Burra was appointed as a member of the Audit Committee of the Company’s Board of Directors.

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. No member of our Compensation Committee during fiscal year 2016 is or has been an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related‑party transactions. None of our executive officers now serve, or served during fiscal year 2016, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2016 or currently.

EXECUTIVE COMPENSATION

The following table presents information regarding compensation of our NEOs for service during fiscal year 2016 and for fiscal year 2015 and/or fiscal year 2014 for individuals who were also NEOs in those years. Additional information regarding the compensation realized by our NEOs in fiscal year 2016 can be found in the CD&A, including in the “Realized Compensation” discussion and table on pages 29 and 30.

SUMMARY COMPENSATION TABLE – FISCAL YEAR 2016
Name and Principal Position	Year	Base Salary (1) ($)	Bonus ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non‑Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Mohan R. Maheswaran	2016	599,308	–	2,516,800	512,849	225,000	123,374	3,977,331
President and	2015	550,000	–	6,401,063	356,286	275,000	102,553(6)	7,684,902
Chief Executive Officer	2014	547,000	–	2,773,800	383,475	310,750	65,958	4,080,983
Emeka N. Chukwu	2016	386,923	–	1,144,000	111,389	160,000	77,385	1,879,696
Exec. VP and Chief	2015	347,500	–	865,900	146,502	140,000	69,500	1,569,402
Financial Officer	2014	322,500	–	924,600	113,299	117,000	64,500	1,541,900
Gary M. Beauchamp (2)	2016	279,397	–	1,209,780	74,259	165,000	21,354	1,749,790
Exec. VP & GM, Signal	2015	269,829	–	1,053,924	73,251	161,944	24,920	1,583,868
Integrity Product Group	2014	270,474	–	446,890	43,577	95,000	25,256	881,197
James J. Kim Senior VP, Worldwide Sales	2016	336,000	–	1,001,000	111,389	121,875	59,050	1,629,314
	2015	310,000	–	791,680	109,876	116,000	54,950	1,382,506
	2014	307,000	–	862,960	104,584	104,625	54,413	1,433,582
Asaf Silberstein	2016	319,423	–	1,037,780	74,259	108,500	56,588	1,596,551
Senior VP. Worldwide Operations
(1)

In accordance with our standard pay practices, an extra pay period occurs in a fiscal year approximately once every six fiscal years. Fiscal year 2016 was such a fiscal year and the extra pay period resulted in fiscal year 2016 base salaries as reported in the table above being slightly higher than the regular annualized amounts for the NEOs.

(2)

As Mr. Beauchamp is headquartered in Canada, the amounts reflected under “Estimated Future Payouts Under Non‑Equity Incentive Plan Awards” are the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 31, 2016, which was 0.71530 Canadian Dollar to one U.S. Dollar.

(3)

The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant‑date values noted below, are computed in accordance with FASB ASC Topic 718 for the stock and option awards granted to the NEOs in the corresponding fiscal year based on the assumptions set forth in Note 11 to the financial statements included in the Company’s Annual Report on Form 10‑K filed with the SEC on March 31, 2016, and on the assumptions in similar footnotes to the financial statements included in the Company’s Annual Reports on Form 10‑K filed in prior years.

Our Performance‑Based Units primarily settle 50% in shares and 50% in cash and are valued based on the probable outcome of the applicable performance conditions as determined on the grant date. We considered the “target” level of performance to be the probable outcome of the applicable performance conditions as of the grant date. Accordingly, the grant date fair value of the Performance-Based Units granted to our NEOs in the fiscal years covered by the Summary Compensation Table above are included in the stock award column of the table based on an assumption that the Performance‑Based Units would vest at target level. If we achieve the highest level of performance under the Performance‑Based Units granted in each of those fiscal years, the Performance‑Based Units would vest and be paid at 200% of the target level. The following tables present the grant date fair values of the Performance‑Based Units granted to our NEOs in fiscal years 2016, 2015, and 2014 under two sets of assumptions: (a) assuming that the applicable performance conditions were achieved at the target level (the value included in the stock award column of the table above as compensation for the NEOs in that year), which we originally considered to be the probable outcome, and (b) assuming that the highest level of performance would be achieved.

Fiscal Year 2016 Performance‑Based Restricted Stock Units
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Mr. Maheswaran	1,573,000	3,146,000
Mr. Chukwu	572,000	1,144,000
Mr. Beauchamp	572,000	1,144,000
Mr. Kim	572,000	1,144,000
Mr. Silberstein	286,000	572,000

Fiscal Year 2015 Performance‑Based Restricted Stock Units
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Mr. Maheswaran	2,524,272	5,048,543
Mr. Chukwu	494,800	989,600
Mr. Beauchamp	494,800	989,600
Mr. Kim	494,800	989,600

Fiscal Year 2014 Performance‑Based Restricted Stock Units
Name	Aggregate Grant Date Fair Value (Based on Probable Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)
Mr. Maheswaran	2,311,500	4,623,000
Mr. Chukwu	462,300	924,600
Mr. Beauchamp	231,150	462,300
Mr. Kim	462,300	924,600

All of the Performance-Based Units granted in fiscal year 2014 were forfeited because performance for the three-year performance period (fiscal years 2014-2016) was below the targeted levels established with respect to the awards and less than the minimum levels required for any portion of the awards to vest.

(4)

Amounts set forth in the “Non‑Equity Incentive Plan Compensation” column for fiscal year 2016 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other NEOs under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent amounts earned for performance in the applicable fiscal year. Actual payment is made in the following fiscal year.

(5)

Amounts presented in the “All Other Compensation” column for fiscal year 2016 include Company contributions to our 401(k) plan and our Deferred Compensation Plan for our NEOs, and to a governmentally mandated international defined‑contribution pension plan for Mr. Beauchamp, as follows:

Employer Contributions to Compensation Plans
Name	401(k) Plan ($)	Deferred Compensation Plan ($)	Statutory (Canada) Defined‑Contribution Pension Plan ($)
Mr. Maheswaran	3,215	119,862	–
Mr. Chukwu	–	77,385	–
Mr. Beauchamp	–	–	21,354
Mr. Kim	8,650	50,400	–
Mr. Silberstein	8,675	47,913	–
(6)

In the Company’s proxy statement filed with the SEC in May 2015, $10,000 of executive health benefits provided to Mr. Maheswaran in fiscal 2015 were inadvertently not included in “All Other Compensation.” Accordingly, this amount, and Mr. Maheswaran’s total compensation for fiscal 2015 reported in the table above, have been updated to reflect this benefit.

Grants of Plan‑Based Awards in Fiscal Year 2016

The following table presents information regarding the equity and non‑equity incentive awards granted to the NEOs during fiscal year 2016. The material terms of each award are described below under “Description of Fiscal Year 2016 Plan‑Based Awards.”

GRANTS OF PLAN‑BASED AWARDS – FISCAL YEAR 2016 (1)
		Estimated Future Payouts Under Non‑Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards (per share)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($)	($)
Mr. Maheswaran		145,000	725,000	1,160,000	–	–	–	–	–	–	–
NQSO	2/24/2015	–	–	–	–	–	–	–	70,000	28.60	512,849
RSU	2/24/2015	–	–	–	–	–	–	33,000	–	–	943,800
PSU	2/24/2015	–	–	–	27,500	55,000	110,000	–	–	–	1,573,000
Mr. Chukwu		75,000	300,000	345,000	–	–	–	–	–	–	–
NQSO	2/24/2015	–	–	–	–	–	–	–	15,000	28.60	111,389
RSU	2/24/2015	–	–	–	–	–	–	20,000	–	–	572,000
PSU	2/24/2015	–	–	–	10,000	20,000	40,000	–	–	–	572,000
Mr. Beauchamp		52,600	210,400	241,960	–	–	–	–	–	–	–
NQSO	2/24/2015	–	–	–	–	–	–	–	10,000	28.60	74,259
RSU	2/24/2015	–	–	–	–	–	–	20,000	–	–	572,000
PSU	2/24/2015	–	–	–	10,000	20,000	40,000	–	–	–	572,000
OSU	2/24/2015	–	–	–	–	–	–	2,300	–	–	65,780
Mr. Kim		60,938	243,750	280,313	–	–	–	–	–	–	–
NQSO	2/24/2015	–	–	–	–	–	–	–	15,000	28.60	111,389
RSU	2/24/2015	–	–	–	–	–	–	15,000	–	–	429,000
PSU	2/24/2015	–	–	–	10,000	20,000	40,000	–	–	–	572,000
Mr. Silberstein		54,250	217,000	249,550	–	–	–	–	–	–	–
NQSO	2/24/2015	–	–	–	–	–	–	–	10,000	28.60	74,259
RSU	2/24/2015	–	–	–	–	–	–	12,000	–	–	343,200
RSU	8/12/2015	–	–	–	–	–	–	20,000	–	–	342,800
PSU	2/24/2015	–	–	–	5000	10,000	20,000	–	–	–	286,000
OSU	2/24/2015	–	–	–	–	–	–	2,300	–	–	65,780

Legend
NQSO	Non‑Qualified Stock Options	PSU	Performance‑Based Units
RSU	Time-Based Units	OSU	Executive Ownership Restricted Stock Units
(1)	All equity awards were made pursuant to the 2013 Plan.
(2)

The Non‑Equity Incentive Plan Awards made to Mr. Maheswaran were granted pursuant to the terms of our CEO Bonus Plan. All Non‑Equity Incentive Plan Awards made to our other NEOs were granted pursuant to the terms of our Executive Bonus Plan. Upon adoption of the CEO Bonus Plan, Mr. Maheswaran became ineligible to receive awards pursuant to the Executive Bonus Plan. All Non‑Equity Incentive Plan Awards were paid to our executives in fiscal year 2017 for their performance in fiscal year 2016. There is no guaranteed minimum bonus under the applicable plan. For each NEO, the “Threshold” represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout may be made; the “Target” represents the executive’s base salary multiplied by the target award percentage established for the executive; and the “Maximum” represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to the executive’s individual performance and each factor attributed to Company performance is paid at the maximum level.

As Mr. Beauchamp is headquartered in Canada, the threshold, target and maximum amounts for Mr. Beauchamp’s award are the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 31, 2016, which was 0.71530 Canadian Dollar to one U.S. Dollar.

(3)	These columns represent awards of Performance‑Based Units. There is no guaranteed minimum payout for these awards.
(4)	The awards reflected in this column represent Time-Based Units and Executive Ownership Restricted Stock Units.
(5)

The valuation of equity awards is computed in accordance with FASB ASC Topic 718 and based on assumptions set forth in Note 11 to the financial statements filed with the Company’s Annual Report on Form 10‑K filed with the SEC on March 31, 2016. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service‑based vesting conditions. The Performance‑Based Units included in this table that vest are settled 50% in cash and 50% in shares.

Description of Fiscal Year 2015 Plan‑Based Awards

Non‑Equity Incentive Plan Awards

As described above in the CD&A, we maintain two non‑equity incentive plans applicable to our NEOs: our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other NEOs. These plans generally provide a cash payout only in the event certain pre‑established Company and individual performance objectives are met. Under the plans, each NEO has a targeted bonus potential expressed as a percentage of the NEO’s base salary. In fiscal year 2016, payouts to Mr. Maheswaran were based on our non‑GAAP operating income, net revenue growth, net revenue growth and EPS growth compared to certain peer companies and our Board’s assessment of his individual performance. For our other NEOs, payouts were based on our non‑GAAP operating income and assessments of their individual performance by our CEO and the Compensation Committee. The applicable performance criteria and targets in place for fiscal year 2016 under our CEO Bonus Plan and our Executive Bonus Plan, and the payouts under these plans for our NEOs for fiscal year 2016, are discussed in detail above in the CD&A. Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2016, we granted four types of equity incentive awards to our NEOs: “non‑qualified” stock options (“NQSOs”); Time-Based Units; Performance‑Based Units; and Executive Ownership Restricted Stock Units. The NQSOs are “non-qualified” stock options, meaning that they are not intended as “incentive” stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The material terms of the NQSOs, Time-Based Units, Performance-Based Units and OSUs are described in the CD&A under the heading “Summary of our Current Executive Compensation Programs – Equity Incentive Awards.”

All equity awards granted in fiscal year 2016 were granted under, and subject to the terms and conditions of, the 2013 Plan and the award certificates applicable to such awards. Awards of NQSOs and Time-Based Units vest over three years from the date of their grant, except for the awards granted to Mr. Silberstein in August of 2015 as part of a retention grant, which awards are scheduled to vest over four years from the date of their grant. Awards of OSUs vest on the third anniversary of the date of the grant for Mr. Beauchamp and second anniversary for Mr. Silberstein and are generally payable only six months after the executive’s employment with the Company terminates. Awards of Time-Based Units and OSUs granted in 2016 represent a right to receive one share of Company common stock for each unit subject to the award.

Each of the NQSOs granted in fiscal year 2016 was granted with a per‑share exercise price equal to the closing market price of a share of the Company’s common stock on the grant date (or, if grant date was not a trading day, as of the last trading day preceding the grant date). Each of the NQSOs granted in fiscal year 2016 has a term of six years.

Awards of Performance-Based Units generally vest three years from the date of their grant and only to the extent the Company achieves certain pre‑established performance objectives relating to cumulative net revenue and cumulative operating income over the vesting period, measured on a non-GAAP basis. These revenue and income goals are generally set far in advance of the end of the performance periods and are set at levels that the Compensation Committee believes, at the time the levels are established, will be challenging to attain. Half of any vested Performance-Based Units are payable in an equal number of shares of our common stock and the other half are payable in cash based on the closing price of the Company’s common stock on the last day of the vesting period.

None of the equity incentive awards granted to our NEOs in fiscal year 2016 entitle the recipient to dividend rights, except for certain awards that include a right to distribution of dividend equivalents. As described more fully under the heading “Potential Payments On Termination or Change in Control” below, under certain circumstances the vesting of some or all of our equity awards to our NEOs may be accelerated on the executive’s termination from the Company or on a change in control of the Company.

Outstanding Equity Awards at Fiscal 2016 Year‑End

The following table presents information regarding the outstanding equity awards held by each NEO as of January 31, 2016:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR‑END 2016 (split‑adjusted)
	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
MR. MAHESWARAN
2/24/2015 – NQSO (3)	–	70,000	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	55,000	1,105.500
2/24/2015 – RSU (5)	–	–	–	–		33,000	663,000	–	–
2/25/2014 – NQSO (3)	17,160	34,320	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – PSU (4)	–	–	–	–		–	–	102,032	2,050,843
2/25/2014 – RSU (5)	–	–	–	–		12,022	241,642	–	–
2/26/2014 – MPSU (6)	–	–	–	–		220,000	4,422,000	–	–
2/26/2013 – NQSO (3)	29,333	14,667	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – RSU (5)	–	–	–	–		5,000	100,500	–	–
2/28/2012 – NQSO (3)	44,000	–	–	29.35	2/28/2018	–	–	–	–
3/1/2011 – NQSO (3)	43,200	–	–	23.33	3/1/2017	–	–	–	–
TOTAL	133,693	118,987				270,022	5,427,442	157,032	3,156,343
MR. CHUKWU
2/24/2015 – NQSO (3)	–	15,000	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	20,000	402,000
2/24/2015 – RSU (5)	–	–	–	–		20,000	402,000	–	–
2/25/2014 – NQSO (3)	6,666	13,334	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – PSU (4)	–	–	–	–		–	–	20,000	402,000
2/25/2014 – RSU (5)	–	–	–	–		10,000	201,000	–	–
2/26/2013 – NQSO (3)	8,666	4,334	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – RSU (5)	–	–	–	–		5,000	100.500	–	–
2/28/2012 – NQSO (3)	12,000	–	–	29.35	2/28/2018	–	–	–	–
3/1/2011 – NQSO (3)	17,100	–	–	23.33	3/1/2017	–	–	–	–
3/2/2010 – NQSO (3)	3,000	–	–	16.68	3/2/2016	–	–	–	–
TOTAL	47,432	32,668				35,000	703,500	40,000	804,000
MR. BEAUCHAMP
2/24/2015 – NQSO (3)	–	10,000	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	20,000	402,000
2/24/2015 – RSU (5)	–	–	–	–		20,000	402,000	–	–
2/24/2015 – OSU (7)	–	–	–	–		2,300	46,230	–	–
2/25/2014 – NQSO (3)	3,333	6,667	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – PSU (4)	–	–	–	–		–	–	20,000	402,000
2/25/2014 – RSU (5)	–	–	–	–		13,334	268,013	–	–

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ‑END 2016 (split ‑adjusted)
	Option Awards					Stock Awards
Name (Grant Date – Award Type)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (Per Share) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
2/25/2014 – OSU (7)	–	–	–	–		2,600	52,260	–	–
2/26/2013 – NQSO (3)	3,333	1,667	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – RSU (5)	–	–	–	–		1,667	33,507	–	–
2/26/2013 – OSU (7)	–	–	–	–		2,000	40,200	–	–
3/20/2012 – RSU (5)	–	–	–	–		10,000	201,000	–	–
TOTAL	6,666	18,334				51,901	1,043,210	40,000	804,000
MR. KIM
2/24/2015 – NQSO (3)	–	15,000	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	20,000	402,000
2/24/2015 – RSU (5)	–	–	–	–		15,000	301,500	–	–
2/25/2014 – NQSO (3)	5,000	10,000	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – PSU (4)	–	–	–	–		–	–	20,000	402,000
2/25/2014 – RSU (5)	–	–	–	–		8,000	160,800	–	–
2/26/2013 – NQSO (3)	8,000	4,000	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – RSU (5)	–	–	–	–		4,334	87,113	–	–
2/28/2012 – NQSO (3)	13,000	–	–	29.35	2/28/2018	–	–	–	–
3/1/2011 – NQSO (3)	17,100	–	–	23.33	3/1/2017	–	–	–	–
3/2/2010 – NQSO (3)	4,000	–	–	16.68	3/2/2016	–	–	–	–
TOTAL	47,100	29,000				27,334	549,413	40,000	804,000
MR. SILBERSTEIN
2/24/2015 – NQSO (3)	–	10,000	–	28.60	2/24/2021	–	–	–	–
2/24/2015 – PSU (4)	–	–	–	–		–	–	10,000	201,000
2/24/2015 – RSU (5)	–	–	–	–		12,000	241,200	–	–
2/24/2015 – OSU (7)	–	–	–	–		2,300	46,230	–	–
8/12/2015 – RSU (5)	–	–	–	–		20,000	402,000	–	–
2/25/2014 – NQSO (3)	3,333	6,667	–	24.74	2/25/2020	–	–	–	–
2/25/2014 – PSU (4)	–	–	–	–		–	–	10,000	201,000
2/25/2014 – RSU (5)	–	–	–	–		6,667	134,007	–	–
2/25/2014 – OSU (7)	–	–	–	–		2,900	58,290	–	–
2/26/2013 – NQSO (3)	6,666	3,334	–	30.82	2/26/2019	–	–	–	–
2/26/2013 – RSU (5)	–	–	–	–		3,334	67,013	–	–
2/26/2013 – OSU (7)	–	–	–	–		1,500	30,150	–	–
2/28/2012 – NQSO (3)	10,000	–	–	29.35	2/28/2018	–	–	–	–
2/28/2012 – OSU (7)	–	–	–	–		1,700	34,170	–	–
TOTAL	19,999	20,001				50,401	1,013,060	20,000	402,000

Legend	NQSO	Non‑Qualified Stock Options	PSU	Performance‑Based Units
	RSU	Time-Based Units	OSU	Executive Ownership Restricted Stock Units
	MPSU	Stock Units covered by the Special CEO Award
(1)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $20.10 (the closing price of the Company’s common stock on January 29, 2016, the last trading day of fiscal year 2016).

(2)

The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column by $20.10 (the closing price of the Company’s common stock on January 29, 2016, the last trading day of fiscal year 2016).

(3)	The NQSOs have a time‑based vesting schedule and vest in three or four approximately equal annual installments on the anniversary date of the applicable grant, as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date
2/24/2015	2/24/2016	2/24/2017	2/24/2018
2/25/2014	2/25/2015	2/25/2016	2/25/2017
2/26/2013	2/26/2014	2/26/2015	2/26/2016
2/28/2012	2/28/2013	2/28/2014	2/28/2015
3/1/2011	3/1/2012	3/1/2013	3/1/2014
3/2/2010	3/2/2011	3/2/2012	3/2/2013
(4)

For all NEOs, the Performance-Based Units vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a stated performance period, measured on a non-GAAP basis. Based on the actual goals achieved, the Performance-Based Units granted on February 26, 2013 vested on January 31, 2016 as to 0% of the target number of units subject to the award. Subject to achievement of the applicable performance goals, the Performance-Based Units granted on February 25, 2014 vest on January 29, 2017, and the Performance-Based Units granted on February 24, 2015 vest on January 24, 2018.

(5)	The Time-Based Units have a time‑based vesting schedule and vest in approximately equal annual installments as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
8/12/2015	8/12/2016	8/12/2017	8/12/2018	8/12/2019
2/24/2015	2/24/2016	2/24/2017	2/24/2018	–
2/25/2014	2/25/2015	2/25/2016	2/25/2017	–
2/26/2013	2/26/2014	2/26/2015	2/26/2016	–
3/20/2012	3/20/2013	3/20/2014	3/20/2015	3/20/2016
2/28/2012	2/28/2013	2/28/2014	2/28/2015	–
(6)

The stock units are eligible to vest during the period commencing February 26, 2014 and ending February 26, 2019 (the “Performance Period”) as follows: 30% of the stock units covered by the Special CEO Award will vest if, during any consecutive 120‑day calendar period that commences and ends during the Performance Period, the average per‑share closing price of the Company’s common stock equals or exceeds $35.00; and the stock units covered by the Special CEO Award would vest in full if, during any consecutive 120‑day calendar period that commences and ends during the Performance Period, the average per‑share closing price of the Company’s common stock equals or exceeds $40.00. As of January 31, 2016, no portion of the MPSUs have vested.

(7)

For Mr. Beauchamp, the OSUs granted on February 26, 2013 vest on February 26, 2018, those granted on February 25, 2014 vest on February 25, 2018, and those granted on February 24, 2015 vest on February 24, 2018.

For Mr. Silberstein, the OSUs granted on February 28, 2012 vest on February 28, 2017, those granted on February 26, 2013 vest on February 26, 2017, those granted on February 25, 2014 vest on February 25, 2017 and those granted on February 24, 2015 vest on February 24, 2017.

Option Exercises and Stock Vested in Fiscal Year 2016

The following table identifies option awards that were exercised by our Named Executive Officers during fiscal year 2016 and other stock awards that vested during fiscal year 2016 that were previously granted to our Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2016
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Maheswaran	48,000	71,341	65,843	1,785,055
Mr. Chukwu	24,533	167,983	11,666	332,547
Mr. Beauchamp	–	–	18,333	520,074
Mr. Kim	–	–	11,000	314,050
Mr. Silberstein	–	–	14,999	430,621
(1)

The dollar amounts shown in the table above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per‑share price of our common stock on the date and time of exercise and the exercise price of the options. The dollar amounts shown in the table above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per‑share closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation – Fiscal Year 2016

Certain of our NEOs elect to receive some of their compensation on a deferred basis under the Deferred Compensation Plan. A participant may elect to defer up to 80% of his or her base salary and performance‑based compensation. Under the Company’s current matching program under the Deferred Compensation Plan, the Company matches up to the first 20% of base salary deferred by the Chief Executive Officer, the Chief Financial Officer and the General Counsel, up to the first 15% of base salary deferred by participants at the Vice President level and up to the first 10% of base salary deferred by all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions made by the Company vest 25% on December 31st of the calendar year during which the contribution is made. Thereafter, vesting continues 25% on December 31st for each of the following three calendar years. Amounts in participant accounts may generally be deferred until a specified date, death, disability, a change in control or termination of employment. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre‑2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan’s administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. The earnings associated with the Deferred Compensation Plan are related to plan participant elections made in relation to the available mutual fund investment choices as provided through the Deferred Compensation Plan.

As previously discussed, Executive Ownership Restricted Stock Units granted to our Named Executive Officers also provide for payment of any vested units subject to the award to be deferred and not made until six months after the executive’s employment with the Company terminates.

The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during fiscal year 2016, and the total deferred amounts for the NEOs at the end of fiscal year 2016:

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2016
Name	Executive Contributions In Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (4) ($)
Mr. Maheswaran	175,331	119,862	(187,906)	–	2,667,178
Mr. Chukwu	77,385	77,385	(108,372)	(42,800)	1,814,372
Mr. Beauchamp (5)	–	–	–	–	–
Mr. Kim	90,400	50,400	(116,364)	–	1,496,166
Mr. Silberstein	56,781	47,913	(29,225)	–	344,974
(1)

These amounts consist of base salary deferred under the Deferred Compensation Plan in fiscal year 2016, and the value of Executive Ownership Restricted Stock Units that vested during fiscal year 2016 (the payment of which is delayed until six months after the executive’s employment with the Company terminates). For this purpose, the value of Executive Ownership Restricted Stock Units is determined based on a value of $27.83 per share, which was the closing price of the Company’s common stock on March 14, 2013, the vesting date of the Executive Ownership Restricted Stock Units. Base salary deferrals for each of the Named Executive Officers to the Deferred Compensation Plan in fiscal year 2016 was as follows: Mr. Maheswaran, $175,331; Mr. Chukwu, $77,385; Mr. Kim, $90,400; and Mr. Silberstein, $56,781. All of these amounts have been included in the “Base Salary” column of the “Summary Compensation Table – Fiscal Year 2016” above. The value (determined as noted above) of Executive Ownership Restricted Stock Units held by the Named Executive Officers that vested in fiscal year 2014 was as follows: Mr. Maheswaran, $520,421; Mr. Chukwu, $311,696; and Mr. Kim, $308,913. The value of these shares at the end of fiscal year 2014, based on the closing price on January 24, 2014 of $23.22, was as follows: Mr. Maheswaran, $434,214; Mr. Chukwu, $260,064; and Mr. Kim, $57,742. Mr. Beauchamp and Mr. Silberstein do not hold any Executive Ownership Restricted Stock Units that vested in fiscal year 2016.

(2)	All of the amounts reported as “Registrant Contributions in the Last Fiscal Year” are included in the “All Other Compensation” column of the “Summary Compensation Table – Fiscal Year 2016” above.
(3)

These amounts consist of earnings credited under the Deferred Compensation Plan for fiscal year 2016 with respect to deferrals made under that plan and the appreciation in value during fiscal year 2016 (after the date of vesting of the units) of Executive Ownership Restricted Stock Units. No portion of these earnings on deferred compensation is considered to be at above‑market rates under SEC rules; thus no such earnings are included as compensation in the “Summary Compensation Table – Fiscal Year 2016” above.

(4)

These amounts consist of the Named Executive Officer’s fiscal year‑end balance under the Deferred Compensation Plan as well as the fiscal year‑end value of the executive’s vested Executive Ownership Restricted Stock Units (the payment of which is delayed until six months after the executive’s employment with the Company terminates). Deferred Compensation Plan balances include unvested amounts attributable to the Company’s contributions and earnings thereon. All amounts within the “Aggregate Balance at Last Fiscal Year End” column for each NEO were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables and with the value of Executive Ownership Restricted Stock Units included in the year of grant of those units based on the grant date fair value of the award.

The Deferred Compensation Plan balance for each of the Named Executive Officers at the end of fiscal year 2016 was as follows: Mr. Maheswaran, $2,291,308; Mr. Chukwu, $1,589,252; Mr. Kim, $1,273,056; and Mr. Silberstein, $344,974. The value of vested Executive Ownership Restricted Stock Units held by each of the Named Executive Officers at the end of fiscal year 2016 was as follows: Mr. Maheswaran, $375,870; Mr. Chukwu, $225,120; and Mr. Kim, $223,110. These values are based on a value of $20.10 per share, which was the closing price of the Company’s common stock on January 29, 2016, the last trading day of fiscal year 2016.

(5)

Mr. Beauchamp, resident in Ontario, Canada, does not participate in the Deferred Compensation Plan and does not hold any vested Executive Ownership Restricted Stock Units as of the end of fiscal year 2016.

Potential Payments On Termination or Change in Control

Executive Change in Control Retention Arrangements

We maintain the CIC Plan. The CIC Plan is designed to provide incentives for eligible executive officers to exert maximum efforts for the Company’s success, and to retain those persons, even in the face of a potential “change in control” (as defined in the CIC Plan). The Compensation Committee administers the CIC Plan. Eligible persons under the CIC Plan are limited to certain executive officers of the Company who are designated by the Compensation Committee as eligible to participate in the CIC Plan. Mr. Maheswaran’s Offer Letter includes certain severance protections, discussed below. Accordingly, he does not participate in the CIC Plan. Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law and under a separate letter agreement with the Company. Accordingly, Mr. Beauchamp does not participate in the CIC Plan. Our other NEOs participate in the CIC Plan.

Under the CIC Plan, a “change in control” is generally defined to include any of the following: (1) an acquisition by any individual, entity or group of more than 30% of the outstanding shares of the Company’s common stock or the outstanding voting securities of the Company (provided that if such an acquisition was specifically approved in advance by the Board, the reference to “30%” in this clause (1) shall instead be “50%”); (2) certain majority changes in the Board; (3) certain reorganizations, mergers, dispositions, or consolidations of the Company, or certain sales of substantially all of the Company’s assets; and (4) a dissolution or liquidation of the Company.

The CIC Plan provides for certain severance benefits if the participant’s employment with the Company terminates in certain circumstances in connection with a change in control. If the CIC Plan participant’s employment is terminated by the Company other than for “cause” or by the participant for “good reason” (as such terms are defined in the CIC Plan), in either case during a “change in control window,” the participant will be entitled to receive specified severance benefits. The severance benefits that would be provided in these circumstances to each of our Named Executive Officers who is a CIC Plan participant are as follows:

(1)a cash severance benefit equal to (A) one times the sum of the participant’s annual base salary rate (at the highest annual rate during the six‑month period prior to the change in control) plus the participant’s target bonus amount (equal to the greater of the target bonus for the fiscal year in which the participant’s employment with the Company terminates or the immediately preceding fiscal year), and (B) a pro‑rata target bonus (based on the portion of the year the participant was employed by the Company) for the fiscal year in which the participant’s employment with the Company terminates;

(2)payment or reimbursement of the participant’s premiums to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months;

(3)pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and

(4)unless otherwise provided for in the applicable award agreement or the participant’s CIC Plan participation agreement, accelerated vesting of any unvested Company equity awards subject to only time‑based vesting conditions (including any such award that was originally subject to performance‑vesting conditions but as to which the award is subject only to time‑based vesting conditions following a change in control (as described below)).

The CIC Plan generally defines a “change in control window” as the period (1) beginning on the earlier of (a) 90 days prior to a change in control or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a change in control (provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a change in control), and (2) ending on the second anniversary of such change in control. A CIC Plan participant’s right to receive the severance benefits under the CIC Plan described above is contingent on the participant providing a general release of claims in favor of the Company and the participant complying with certain restrictive covenants in favor of the Company. The CIC Plan also provides that, in the event the Company prepares an accounting restatement that is required due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, each participant or former participant in the CIC Plan shall pay to the Company on demand any amounts required to be returned to Company by Section 954 of the Dodd

Frank Wall Street Reform and Consumer Protection Act of 2010 or the rules and/or the applicable listing standards promulgated thereunder or in connection therewith.

The CIC Plan does not provide for automatic accelerated vesting of equity awards upon a change in control transaction. The CIC Plan does not include a tax “gross‑up” provision. Instead, if any payments or benefits to be received by a participant in the CIC Plan in connection with a change in control of the Company would be subject to any Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to avoid the participant incurring any such Excise Tax or be paid in full (with the participant paying any Excise Tax due), whichever places the participant in the best after‑tax position (taking into account federal, state and local income taxes and the Excise Tax).

Under the CIC Plan, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement or a participant’s CIC Plan participation agreement, as to any then outstanding and unvested Company equity awards that are subject to performance‑based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time‑based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time‑based vesting equity awards as described above).

Unless extended by the Board or the Compensation Committee, the CIC Plan will automatically terminate on December 19, 2019, provided that if a change in control occurs during the term of the CIC Plan then in effect, the term of the CIC Plan will not terminate earlier than the second anniversary of such change in control. The Company (acting through the Board or the Compensation Committee) may amend or terminate the CIC Plan at any time, but no amendment or termination that occurs within a change in control window will apply to a participant until the later of (a) the expiration of such change in control window or (b) three months after the Compensation Committee provides the participant with written notice of such amendment or termination, unless the participant consents to the amendment or termination or the amendment or termination does not adversely affect the participant.

Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law, pursuant to which he would be entitled to certain minimum severance benefits in the event his employment is terminated by the Company without cause, and under a letter agreement with the Company. Under Mr. Beauchamp’s letter agreement with the Company, if a change in control (as this term is used under the CIC Plan) of the Company occurs before September 1, 2018, he is entitled to accelerated vesting of his equity awards that are outstanding and unvested at that time (with any applicable performance goals as to those outstanding awards considered to have been met at the “target” level).

Mr. Maheswaran’s Offer Letter

As noted above, Mr. Maheswaran does not participate in the CIC Plan. Instead, Mr. Maheswaran is entitled to certain severance benefits in connection with a termination of his employment under the circumstances described below pursuant to the terms of his Offer Letter. In the event Mr. Maheswaran’s employment with the Company is terminated for reasons other than his death, disability or “cause” (as defined in the Offer Letter), or if he terminates his employment for “good reason” (as defined in the Offer Letter) within 30 days of an event giving rise to good reason, Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)	a cash severance benefit equal to 12 months of his annual salary; and
(2)	12 months continued welfare plan (medical, dental, life and long‑term disability insurance) coverage.

In the event Mr. Maheswaran’s employment by the Company is terminated under the circumstances described above and such termination of employment occurs during a “change in control window” (as defined in the Offer Letter), Mr. Maheswaran will be entitled to receive the following severance benefits:

(1)

a cash severance benefit equal to (A) two times the sum of his annual base salary rate plus his target bonus (each as in effect on the date of his termination of employment), and (B) a pro‑rata target bonus (based on the portion of the year Mr. Maheswaran was employed by the Company) for the fiscal year in which his employment with the Company terminates;

(2)	24 months continued welfare plan (medical, dental, life and long‑term disability insurance) coverage;
(3)	pursuant to the terms of the Deferred Compensation Plan, accelerated vesting of any unvested account balance under such plan; and
(4)

unless otherwise provided for in the applicable award agreement or the Offer Letter, accelerated vesting of any unvested Company equity awards subject to only time‑based vesting conditions (including any such award that was originally subject to performance‑vesting conditions but as to which the award is subject only to time‑based vesting conditions following a “change in control” (as described below)).

For purposes of the Offer Letter, the terms “change in control” and “change in control window” have the same meanings as provided under the CIC Plan.

Mr. Maheswaran’s right to receive the severance benefits described above is contingent on him providing a general release of claims in favor of the Company and complying with certain restrictive covenants in favor of the Company.

Mr. Maheswaran is not entitled to a tax gross‑up for any Excise Tax. Instead, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would be subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after‑tax position (taking into account federal, state and local income taxes and the Excise Tax).

The Offer Letter provides that, upon the occurrence of a change in control, and unless otherwise expressly provided for in an applicable award agreement, as to any then outstanding and unvested Company equity awards that are subject to performance‑based vesting conditions, the number of shares or units subject to the award will be adjusted to equal the “target” number of shares or units subject to the award, and such adjusted equity award will remain subject to any time‑based vesting requirements under the original terms of the award (and will be subject to any accelerated vesting with respect to time‑based vesting equity awards under the severance provisions of the Offer Letter as described above). The Offer Letter specifically provides that this adjustment provision does not apply to the Special CEO Award granted to Mr. Maheswaran in February 2014, the terms of which will be governed by the award agreement evidencing the Special CEO Award. Pursuant to the terms of the award agreement evidencing the Special CEO Award, the award will vest in full if a majority change in control of the Company occurs during the Performance Period and, in connection with such event, the Company’s stockholders become entitled to receive per‑share consideration having a value equal to or greater than $40.00. In addition, if Mr. Maheswaran’s employment with the Company terminates, any then unvested restricted stock units subject to the Special CEO Award will terminate.

Awards under the 2008 Long‑Term Equity Incentive Plan and the 2013 Long‑Term Equity Incentive Plan

Awards (including stock options, restricted stock and Time‑Based Units, but not Performance-Based Units) under the 2008 Long‑Term Equity Incentive Plan (the “2008 Plan”) and the 2013 Plan generally vest on an accelerated basis if, within 12 months following a “change in control,” the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the award agreements). If a termination of employment is as a result of death or “disability” (as defined in the award agreement), Performance-Based Units will continue to be eligible to vest following the termination of employment; provided, however, that any Performance-Based Units that would vest at the end of the performance period based on attainment of the performance criteria will be pro‑rated based on the number of whole months of participation in the performance period before the death or disability. Performance-Based Units and other awards are also subject to accelerated vesting pursuant to the terms of the CIC Plan or Mr. Maheswaran’s Offer Letter, as applicable. On the occurrence of certain mergers, reorganizations, consolidations and other corporate events with respect to the Company, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of outstanding awards, then each then‑outstanding award granted under the 2008 Plan or the 2013 Plan will vest and be exercisable or payable and if not exercised (to the extent such award contains an exercise feature), will terminate. With respect to Performance-Based Units, in the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock), or (b) a “change in control” (as defined in the award agreement), then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Performance-Based Units or the Performance-Based Units would otherwise continue in accordance with their terms in the circumstances, the performance period will terminate immediately prior to such event and the number of Performance-Based Units that vest will be determined based on the Company’s actual performance for the shortened performance period and after pro‑rating the performance goals set forth in the award agreement to reflect the shortened performance period.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our NEOs, may elect on initial enrollment to have their vested account balances distributed on a change in control. Participants become 100% vested in Company contributions on the following termination events: death; “disability” (as defined in the Deferred Compensation Plan); or involuntary termination of employment within 18 months of a “change in control” (as defined in the Deferred Compensation Plan).

Death Benefit

The Company owns life insurance policies on the lives of certain of its executives, including Messrs. Maheswaran, Chukwu and Kim. In connection with these arrangements, the Company has agreed that if Mr. Maheswaran, Mr. Chukwu, or Mr. Kim dies while employed by the Company, the Company will pay to the executive’s beneficiary or estate a death benefit of $250,000.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company on a termination of his employment under the circumstances described above or on a change in control event, assuming occurrence on January 31, 2016. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and Mr. Maheswaran may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 31, 2016
	Benefits per Offer Letter
Reason for Termination	Base Salary ($)	Non‑Equity Incentives ($)	Welfare Insurances ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (3) ($)	Total (2) ($)
Voluntary Resignation	–	–	–	–	–	–
Resignation For Good Reason or Termination Without Cause	580,000	–	22,824	–	–	602,824
Termination For Cause	–	–	–	–	–	–
Death or Disability	–	–	–	–	392,805	392,805
Change In Control (1)	–	–	–	3,666,224	–	3,666,224
Certain Terminations In Connection With a Change In Control (1)	1,160,000	2,175,000	48,387	–	142,805	3,526,192
(1)

This presentation assumes that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 29, 2016, the last trading day of its fiscal year 2016, was $20.10. As to outstanding options, the value of the options included reflects the difference between that closing price and the applicable exercise price of the option, multiplied by the number of shares of the Company’s common stock subject to the options held by Mr. Maheswaran that would have vested at the end of the fiscal year. As to restricted stock unit awards, the value of the shares underlying the awards held by Mr. Maheswaran that would have vested at the end of the fiscal year has been included based on that closing price. We estimated as of January 31, 2016 (the last day of the Company’s fiscal year 2016), based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, that the Performance‑Based Units held by Mr. Maheswaran on that date would vest as follows: the awards granted on February 26, 2013 (fiscal year 2014) were estimated to vest at 0% of the target number of shares subject to the awards, the awards granted on February 25, 2014 (fiscal year 2015) were estimated to vest at 85% of the target number of shares subject to the awards, and the awards granted on February 24, 2015 (fiscal year 2016) were estimated to vest at 83% of the target number of shares subject to the awards. As noted in the preceding sentence, the Performance-Based Units granted in fiscal years 2014 and 2015 would be presumed to meet the applicable pro‑rated performance goals required for vesting performance over the shortened performance period ending on January 31, 2016. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described above and included the value of the same in these calculations based on the portion of the award we have assumed would vest on the change in control and applying the January 29, 2016 closing price of a share of the Company’s common stock to the number of shares subject to that portion of the award.

If Mr. Maheswaran’s equity awards had been assumed and continued following a change in control, and then the awards vested pursuant to Mr. Maheswaran’s Offer Letter pursuant to a termination of employment that triggered the severance protections of his Offer Letter at the end of fiscal year 2016, the aggregate value of the equity awards held by Mr. Maheswaran that would have vested in connection with his termination of employment in these circumstances is $5,669,285 instead of (not in addition to) the $3,666,224 reflected on the “Change in Control” line in the table above as a result of applying the “target” payment levels to the Performance-Based Units.

(2)

Pursuant to the terms of his Offer Letter, if any payment or benefit received by Mr. Maheswaran in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent Mr. Maheswaran from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with Mr. Maheswaran paying any Excise Tax due), whichever places Mr. Maheswaran in the best after‑tax position (taking into account federal, state and local income taxes and the Excise Tax). The Company’s estimate is that Mr. Maheswaran would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2016.

(3)	Reflects vesting of unvested Company matching contributions under the Deferred Compensation Plan of $142,805 and, if Mr. Maheswaran died while employed by the Company, a death benefit of $250,000.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Beauchamp, Kim and Silberstein (the “Other Executives”) would be entitled to receive from the Company on a termination of their employment under the circumstances described above or on a change in control event, assuming occurrence on January 31, 2016. The calculations and results reported in this table make certain assumptions that may or may not correlate to actual events that may occur, and determinations the Company and the particular Named Executive Officer may make, on the occurrence of an applicable event.

BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING CHANGE IN CONTROL OR TERMINATION EVENT ON JANUARY 31, 2016
Reason for Termination	Base Salary ($)	Bonus ($)	Payment of Medical Benefits Premiums ($)	Vesting of Equity Based Awards (1) ($)	Other Benefits (2) ($)	Total (3) ($)
Termination Without Cause
Mr. Chukwu	–	–	–	–	–	–
Mr. Beauchamp (4)	–	–	–	–	75,797	75,797
Mr. Kim	–	–	–	–	–	–
Mr. Silberstein	–	–	–	–	–	–
Death or Disability
Mr. Chukwu	–	–	–	–	364,510	364,510
Mr. Beauchamp	–	–	–	–	–	–
Mr. Kim	–	–	–	–	250,000	250,000
Mr. Silberstein	–	–	–	–	67,194	67,194
Change In Control (1)
Mr. Chukwu	–	–	–	1,378,860	–	1,378,860
Mr. Beauchamp	–	–	–	1,517,570	–	1,517,570
Mr. Kim	–	–	–	1,224,773	–	1,224,773
Mr. Silberstein	–	–	–	1,350,740	–	1,350,740
Certain Terminations In Connection With a Change In Control (1)
Mr. Chukwu	375,000	600,000	22,824	–	114,510	1,112,334
Mr. Beauchamp	75,437	–	–	–	–	75,437
Mr. Kim	325,000	487,500	18,614	–	–	831,114
Mr. Silberstein	310,000	217,000	22,606	–	67,194	616,799
(1)

This presentation assumes that all equity awards will accelerate and be terminated in connection with a change in control of the Company. However, under the terms of the various plans and award agreements, awards generally will not automatically accelerate on a change in control to the extent that they are assumed or otherwise remain outstanding.

For purposes of this presentation, assuming the equity awards held by a Named Executive Officer were to accelerate on a change in control, the value of those awards has been determined as follows: The closing price of the Company’s common stock on January 29, 2016, the last trading day of its fiscal year 2016, was $20.10. As to outstanding options, the value of the options included reflects the difference between that closing price and the applicable exercise price of the option, multiplied by the number of shares of the Company’s common stock subject to the options held by the executive that would have vested at the end of the fiscal year. As to restricted stock and restricted stock unit awards, the value of the shares underlying the awards that would have vested at the end of the fiscal year has been included based on that closing price. We estimated as of January 31, 2016 (the last day of the Company’s fiscal year 2016), based on the performance metrics associated with the awards, and taking into consideration the shortened performance periods for each award as applicable for the purposes of these calculations, that the Performance-Based Units held by the Named Executive Officers on that date would vest as follows: the awards granted on February 26, 2013 (fiscal year 2014) were estimated at 0% of the target number of shares subject to the awards, the awards granted on February 25, 2014 (fiscal year 2015) were estimated to vest at 85% of the target number of shares subject to the awards, and the awards granted on February 24, 2015 (fiscal year 2016) were estimated to vest at 83% of the target number of shares subject to the awards. As noted in the preceding sentence, the Performance‑Based Units granted in fiscal years 2014 and 2015 would be presumed to meet the applicable pro‑rated performance goals required for vesting performance over the shortened performance period ending on January 31, 2016. Accordingly, for the purposes of these calculations, we have calculated the applicable vested shares per the methods described above and included the value of the same in these calculations based on the portion of the award we have assumed would vest on the change in control and applying the January 29, 2016 closing price of a share of the Company’s common stock to the number of shares subject to that portion of the award.

If the Other Executives’ equity awards had been assumed and continued following a change in control, and then the awards vested pursuant to the terms of the CIC Plan (as to the executives who participate in that plan) pursuant to a termination of employment that triggered the severance protections of the CIC Plan at the end of fiscal year 2016, the aggregate value of the equity awards held by each of the Other Executives that would have vested in connection with his termination of employment in these circumstances is $1,809,000 in the case of Mr. Chukwu, $1,654,913 in the case of Mr. Kim, and $1,616,060 in the case of Mr. Silberstein (each of these amounts is instead of (not in addition to) the amount reported on the Change In Control line in the table above and the larger amount is as a result of applying the “target” payment levels to the Performance-Based Units. Mr. Beauchamp does not participate in the CIC Plan.

(2)

Reflects vesting of unvested Company matching contributions under the Deferred Compensation Plan for Messrs. Chukwu and Silberstein of $114,510 and $67,194, respectively, and, in the event of their death while employed by the Company, a death benefit of $250,000 for Messrs. Chukwu and Kim.

(3)

Pursuant to the terms of the CIC Plan, if any payment or benefit received by an Other Executive participating in that plan in connection with a change in control of the Company would have been subject to the Excise Tax, such payments and benefits will either be reduced (but not below zero) as necessary to prevent the executive from incurring any such Excise Tax (a “280G Cutback”) or be paid in full (with the executive paying any Excise Tax due), whichever places the executive in the best after‑tax position (taking into account federal, state and local income taxes and the Excise Tax). The Company’s estimate is that the Other Executives participating in the CIC Plan would not be subject to a 280G Cutback in these circumstances had they occurred at the end of fiscal year 2016. However, if equity awards are assumed and awards accelerate at “target” payment levels, Mr. Silberstein would be subject to an approximate $112,000 cutback.

(4)

Mr. Beauchamp is employed in Canada and covered by severance protections applicable under local law. This amount equals 15 weeks of Mr. Beauchamp’s weekly rate of base salary as in effect on January 31, 2016, which we estimate is the minimum statutory severance Mr. Beauchamp would have been entitled to receive in the event his employment had been terminated by the Company without cause and with at least eight weeks advance notice on January 31, 2016. The amounts reflected in the table above are the U.S. Dollar equivalents at the exchange rate between the Canadian Dollar and the U.S. Dollar as of January 31, 2016, which was 0.7156 Canadian Dollar to one U.S. Dollar.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company currently maintains and administers the following stock‑based compensation plans. The plans are:

•	the 2013 Plan
•	the 2008 Plan
•	2009 Long‑Term Equity Inducement Plan (the “Inducement Plan”)
•	Plans assumed in connection with the acquisition of Sierra Monolithics, Inc. (“SMI”) in December 2009
•	Long‑Term Stock Incentive Plan (the “1998 Plan”)

The Company’s 2013 Plan was approved by the Company’s stockholders on June 26, 2013, and provides for the granting of up to 10,520,528 (as of January 25, 2015) shares of common stock in the form of stock options, stock grants or other stock‑based awards to employees, non‑employee directors and consultants.

The 2008 and 1998 Plans were also approved by the Company’s stockholders. No new awards can be made under the 2008 Plan nor the 1998 Plan.

For more information about the Inducement Plan, see “Semtech Corporation 2009 Long‑Term Equity Inducement Plan” below.

In connection with the Company’s acquisition of SMI, the Company assumed the outstanding options under the SMI 2000 and 2007 Plans. These Plans provided for grants to employees, non‑employee directors and consultants of stock options under the 2000 Plan and the 2007 Plan, as well as grants of stock appreciation rights, dividend equivalent rights, restricted stock and restricted stock units under the 2007 Plan. The Company determined that any shares remaining available for issuance under the 2007 Plan as of the acquisition of SMI would not be used for future grants. There were no shares remaining available for future awards under the 2000 Plan as of the acquisition of SMI. Shares returned from either SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards, but no new shares will be available for grant under either of the plans. For purposes of any such future award, the Company tracks and administers any such shares and awards under and subject to the 2007 Plan. Pursuant to a decision of the Compensation Committee of the Company as Administrator of the 2007 Plan, the Company will only make restricted stock unit awards to newly‑hired employees from any shares that become available under the 2007 Plan.

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted‑average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column)
Equity compensation plans approved by security holders	3,933,337	$25.23	8,690,683(3)
Equity compensation plans not approved by security holders	-	-	145,496(4)
Total	3,933,337	$25.23	8,836,179
(1)

Reflects the maximum number of shares potentially issuable in connection with Performance‑Based Unit awards. This number also includes 115,679 shares that are subject to options granted under the 2008 and 2013 Plans to employees outside of the United States. In light of applicable tax laws, these options have a longer term than the six‑year term generally provided for options granted under the plan, and for purposes of determining the number of shares available for award grant purposes under the plan, are subject to the share‑counting ratio for “full‑value awards.”

(2)

Outstanding restricted stock awards, Time-Based Unit awards, Performance‑Based Unit awards and OSUs do not have an exercise price and therefore, are not included in calculating the weighted‑average exercise price of outstanding options. The information presented in this table excludes options assumed by the Company in connection with the Company’s acquisition of Sierra Monolithics, Inc. in December 2009. As of January 31, 2016, 3,651 shares of the Company’s common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $4.83 per share.

(3)

All of these shares of our common stock remain available for future issuance under our 2013 Plan and may be granted as incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards, Performance‑Based Unit awards and executive ownership restricted stock unit awards.

(4)

Of these shares, 64,686 remain available under our 2009 Long‑Term Equity Inducement Plan. For more information about the 2009 Long‑Term Equity Inducement Plan, see “Semtech Corporation 2009 Long‑Term Equity Inducement Plan” below. The remaining 80,810 shares were originally subject to assumed options under the former SMI equity plans. These shares have become available as a result of the employees leaving the service of Semtech. Pursuant to a decision of the Compensation Committee of the Company as administrator of the former SMI equity plans, the Company will only make restricted stock unit awards to newly hired employees from any shares that become available under the assumed SMI equity plans.

Our equity compensation plans not approved by security holders include the following:

(1) Semtech Corporation 2009 Long‑Term Equity Inducement Plan. In connection with the Company’s acquisition of SMI in December 2009, the Compensation Committee adopted the Inducement Plan effective December 7, 2009. The objective of the Inducement Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to promote the Company’s long‑term success and the creation of stockholder value, especially as it relates to SMI, which is now a subsidiary of the Company. The Inducement Plan is intended to comply with NASDAQ Listing Rule 5635(c)(4), which governs granting certain awards as a material inducement to an individual entering into employment with the Company. The Inducement Plan was used to grant restricted stock units to certain SMI employees who joined the Company following the acquisition. Following the acquisition, the Inducement Plan has been and may be used for new hire equity grants with respect to individuals who are hired by the Company primarily to provide services to SMI, should the Board or Compensation Committee of the Board determine to do so in the future.

(2) Assumed Sierra Monolithics Options and the 2007 SMI Plan. In connection with its acquisition of SMI, the Company assumed the existing unvested stock options of SMI employees. The terms of each outstanding unvested SMI option at the time of the closing of the acquisition (award amount and price) was adjusted as necessary to provide that, at the time of the acquisition, each unvested SMI option was converted to a Company option. The Company determined that any shares remaining available for issuance under the 2007 SMI Plan as of the acquisition of SMI would not be used for future grants, however shares returned from any SMI plan as a result of termination of employment of a participant, or other forfeiture, may be used for future awards under the 2007 SMI Plan. For any new awards that may be issued under the 2007 SMI Plan, the 2007 SMI Plan is used to attract and retain the best available personnel for positions of substantial responsibility, and to promote the success of the Company’s business by granting awards to such persons. The 2007 SMI Plan is administered by the Compensation Committee of the Company. Pursuant to a decision of the Compensation Committee of the Company as Administrator of the 2007 SMI Plan, the Company will only make restricted stock unit awards from any shares that become available under the 2007 SMI Plan to employees who are hired by the Company primarily to provide services to SMI.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

– reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 31, 2016 with the Company’s management and with the Company’s independent registered public accounting firm, Ernst & Young LLP;

– discussed with Ernst & Young LLP, the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees; and

– received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed the independence of Ernst & Young LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 31, 2016 be included in the Company’s Annual Report on Form 10‑K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

James T. Lindstrom, Chair	James P. Burra	John L. Piotrowski	Sylvia Summers

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal Number 2)

On April 11, 2016, after being approved by the Audit Committee, we dismissed Ernst & Young LLP (“EY”), an independent registered public accounting firm, as our principal accountant and the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as our principal accountant to perform independent audit services beginning with the fiscal year ending January 29, 2017.

Ratification of the appointment of the independent registered public accounting firm is not required by our Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

During our fiscal years ended January 31, 2016 and January 25, 2015, and the interim period from January 31, 2016 through and including April 11, 2016, the date of EY’s dismissal, (i) there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports on our consolidated financial statements for such years or any subsequent interim period through the date of dismissal, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except as set forth in this paragraph. As disclosed in our Annual Report on Form 10-K for the fiscal year ended January 25, 2015, we identified a material weakness in that we did not design and maintain effective controls related to evidencing the precision and nature of the review performed to approve the final estimated inventory reserves by a reviewer with the appropriate authority. As a result of insufficient evidence, our management was unable to conclude that the review control functioned at a level that would prevent a material misstatement of inventory reserves. EY’s attestation report on our internal control over financial reporting included in our Annual Report on Form 10-K for the fiscal year ended January 25, 2015 included an adverse opinion on our internal control over financial reporting as of January 25, 2015 as a result of such identified material weakness. Such material weakness was remediated as of January 31, 2016.

EY has discussed the subject matter of this material weakness with our Audit Committee.

The reports of EY on our consolidated financial statements for the fiscal years ended January 31, 2016 and January 25, 2015 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle. EY’s audit report included in our Annual Report on Form 10-K for the fiscal year ended January 25, 2015 references EY’s adverse opinion on our internal control over financial reporting as of January 25, 2015.

During our fiscal years ended January 31, 2016 and January 25, 2015, and the interim period from January 31, 2016 through and including April 11, 2016, the date of the Audit Committee’s approval of Deloitte’s engagement, neither we, nor anyone acting on our behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, in any case where a written report or oral advice was provided to us by Deloitte that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

We provided EY and Deloitte with a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER 2

Independent Registered Public Accounting Firm

In connection with the audit of our financial statements for the fiscal year ended January 31, 2016 and the fiscal year ended January 25, 2015, we entered into engagement letters with EY which set forth the terms for EY’s performance of the audit services. The agreements provide for alternative dispute resolution.

The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2016 and 2015, and for audit and non‑audit services rendered by EY for those years:

	Fiscal Year 2016	Fiscal Year 2015
Audit Fees	$2,547,464	$2,439,156
Audit‑Related Fees	608,000	-
Tax Fees	528,348	493,460
All Other Fees	-	122,736
Total	$3,683,812	$3,055,352

The amounts set forth in the table above include amounts paid to EY as reimbursement for out‑of‑pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non‑U.S. jurisdictions on the amount billed by EY.

During fiscal years 2016 and 2015, each new audit and non‑audit engagement of EY was approved in advance by the Audit Committee or its Chairman, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non‑audit services provided by EY and has concluded that EY’s performance of these services is compatible with the auditor’s independence.

Audit Fees. This category includes fees for the audit of the Company’s financial statements and internal control over financial reporting, and for review of the financial statements included in the Company’s quarterly reports on Form 10‑Q. This category also includes services the auditor provided in connection with international and domestic statutory and regulatory filings and services only the Company’s independent registered public accounting firm can provide, specifically assistance with SEC filings, comment letters, and interpretation of accounting principles.

Audit‑Related Fees. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, consultations concerning financial accounting and reporting standards, general advice on implementation of SEC and Sarbanes‑Oxley Act requirements and audit services not required by statute or regulation. Audit‑related fees also includes audits of pension and other employee benefits plans, as well as the review of information technology systems and general internal controls unrelated to the audit of the financial statements.

Tax Fees. This category includes fees for assistance with transfer pricing, tax return preparation, tax compliance, and tax consulting services in connection with international entity formation and operation, foreign tax credits, and contract manufacturing.

All Other Fees. This category includes fees for services not captured in the above categories.

Policy on Audit Committee Pre‑Approval

of Audit and Permissible Non‑Audit Services

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre‑approval of all audit and permissible non‑audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre‑approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre‑approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre‑approval categories. In those instances, specific pre‑approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre‑approval of services between meetings of the Audit Committee. The Chairman must report his pre‑approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre‑approved by the Audit Committee and may not be pre‑approved in advance by category or by the Chairman between meetings.

ADVISORY (NON‑BINDING) VOTE ON EXECUTIVE COMPENSATION

(Proposal Number 3)

As required by the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd‑Frank Act”), we are providing our stockholders an opportunity to cast a non‑binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC and set forth in this Proxy Statement (including the CD&A, compensation tables and narratives accompanying those tables). This non‑binding advisory vote is also referred to as “say‑on‑pay.”

As described more fully in the CD&A, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long‑term performance goals necessary to create stockholder value. The program seeks to align executive compensation with stockholder value on an annual and long‑term basis through a combination of base pay, annual incentives and long‑term incentives. The goals and general structure of our executive compensation program remain the same as in the prior year, when our executive compensation program received the support of approximately 84% of the votes cast on our say‑on‑pay proposal at our June 2015 annual meeting.

For these reasons, we recommend that stockholders vote in favor of the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion that accompanies the compensation tables, is hereby APPROVED.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non‑binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions for our Named Executive Officers.

The Company’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2017 Annual Meeting of Stockholders.

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

SEMTECH

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 15, 2016.

Vote by Internet

- Go to **www.investorvote.com/SMTC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

Annual Meeting Proxy Card

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1. **ELECTION OF DIRECTORS**

Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Glen M. Antle	☐	☐	02 - James P. Burra	☐	☐	03 - Bruce C. Edwards	☐	☐
04 - Rockell N. Hankin	☐	☐	05 - Ye Jane Li	☐	☐	06 - James T. Lindstrom	☐	☐
07 - Mohan R. Maheswaran	☐	☐	08 - Carmelo J. Santoro	☐	☐	09 - Sylvia Summers	☐	☐

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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C123456789 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, AND “FOR” ITEMS 2 AND 3. 1. ELECTION OF DIRECTORS The Company's Board of Directors recommends a vote “FOR” each of the nominees listed below: Nominees: For Withhold For Withhold For Withhold 01 - Glen M. Antle 04 - Rockell N. Hankin 07 - Mohan R. Maheswaran 02 - James P. Burra 05 - Ye Jane Li 08 - Carmelo J. Santoro 03 - Bruce C. Edwards 06 - James T. Lindstrom 09 - Sylvia Summers The Company's Board of Directors recommends a vote “FOR” each of items 2 and 3: For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year. At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 3. Advisory resolution to approve executive compensation. For Against Abstain Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH C 1234567890 J N T 1 U P X 2 7 5 5 6 1 1 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02CPGA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report to Stockholders for fiscal year 2016 are available at: www.investorvote.com/SMTC q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — SEMTECH CORPORATION Annual Meeting of Stockholders – June 16, 2016 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Mohan R. Maheswaran and Emeka N. Chukwu, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Semtech Corporation (the “Company”) Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 16, 2016 (the “Annual Meeting”), at Courtyard Marriott, 4994 Verdugo Way, Camarillo, CA 93012, at 11:00 a.m. Pacific Time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof. (Continued and to be marked, dated and signed, on the other side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +